Exhibit 2.1
Execution Version
PURCHASE AND SALE AGREEMENT
between
HARVEST (US) HOLDINGS, INC.,
as Seller,
and
NEWFIELD PRODUCTION COMPANY,
as Purchaser
Executed March 21, 2011

i

Appendix

Appendix	Description

A	Defined Terms
Exhibits

Exhibit	Description

A-1	Acquired Leases
A-2	Wells
A-3	Material Contracts
A-4	Easements
A-5	Acquired Real Estate
B	Specific Excluded Assets
C	Allocated Values
D	Form of Assignment
F	Form of Transition Services Agreement
G	Form of Closing Certificate

v

Schedules
Seller’s Disclosure Schedule

Section	Description

8.1	Material Required Consents
8.2	Preferential Rights
8.3	Conflicts
8.4(a)	Royalty Proceedings
8.4(b)	Royalty Settlement Agreement
8.5	Environmental Matters
8.6	Current Plugging Obligations
8.7(a)	Property and Production Taxes and Tax Returns
8.7(c)	Pending Tax Audits
8.8	Claims and Proceedings
8.9	Compliance with Laws
8.10(c)	Breaches of Material Contracts
8.11(a)	Production Sales Contracts
8.11(b)	Take or Pay Obligations
8.11(c)	Proceeds from the Sale of Hydrocarbons
8.12	Suspense Accounts
8.13	Payout Status
8.14	Current Commitments
8.15	Bonds and Credit Support
8.17	Imbalances
10.8(b)	Leases Held Back Pending Consent

Purchaser’s Disclosure Schedule

Section	Description

9.7	Conflicts
9.8	Claims and Proceedings
Other Schedules

Schedule	Description

2.2(a)	Certain Acquired Leases and Other Leases Included in the Leasing Program
5.1	Title Matters
14.8	Non-Compete Area

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”), dated as of March 21, 2011 (the “Execution Date”), is by and between Newfield Production Company, a Texas corporation (“Purchaser”), and Harvest (US) Holdings, Inc., a Delaware corporation, (“Seller”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties,” and each individually as a “Party.”
Recitals
     A. Seller owns and desires to sell certain oil and gas interests and other assets and properties in exchange for the cash purchase price and other consideration to be paid by Purchaser under the terms of, and subject to the conditions in, this Agreement.
     B. Purchaser desires to purchase such oil and gas interests and other assets and properties under the terms of, and subject to the conditions in, this Agreement.
Agreement
     In consideration of the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
Article 1
Defined Terms; Interpretation; Agency
     1.1 Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are defined in Appendix A.
     1.2 Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:
     (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;
     (b) the word “or” is not exclusive;
     (c) references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement, respectively;
     (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendix, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement;
     (e) any pronoun in masculine, feminine, or neuter form shall include each other gender;

     (f) any word in the singular form includes the plural and vice versa;
     (g) references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement;
     (h) references to any Law are references to such Law as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated and orders issued thereunder;
     (i) references to any Person include such Person’s respective permitted successors and permitted assigns;
     (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days;
     (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months; and
     (l) any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.
Article 2
Purchase and Sale
     2.1 Purchase and Sale of Assets. At the Closing, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title and interest in the Acquired Assets free and clear of all Liens other than Permitted Liens created by, through or under Seller or its Affiliates, but not otherwise, under the terms of, and subject to the conditions in, this Agreement.
     2.2 Acquired Assets. “Acquired Assets” means all of Seller’s right, title, and interest in and to the following, but excluding the Excluded Assets:
     (a) the oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons listed on Exhibit A-1 (collectively, the “Acquired Leases”) and the lands covered thereby (the “Leased Lands”), and the production of Hydrocarbons in, on, or under the Leased Lands (all of the foregoing, collectively, the “Acquired Interests”). The Acquired Interests also include the rights obtained by Seller pursuant to the renewals and extensions of Acquired Leases and new leases which are acquired by Seller pursuant to the Leasing Program as hereinafter set forth. Those rights and interests shall be deemed a part of the Acquired Leases for purposes of this Agreement;
     (b) all existing and effective unitization, pooling, and communitization agreements, declarations, and orders covering any of the Leased Lands (the Leased Lands, together with all other lands pooled or unitized under such agreements, declarations, and orders, are referred to as the “Lands”);

     (c) the oil and gas wells and any associated lateral pipelines located on the Lands, including the oil and gas wells and any associated lateral pipelines listed on Exhibit A-2, whether producing or non-producing (the “Acquired Wells,” and together with the Acquired Interests and the Lands, the “Acquired Properties”);
     (d) all Hydrocarbons in, on, or under, or that may be produced from, the Lands;
     (e) all Easements on or over the Lands or that are used as of the Effective Time in connection with the Operations applicable to the Acquired Assets, including the Easements listed on Exhibit A-4;
     (f) all owned and, to the extent included in Section 2.2(h), leased interests in the Equipment and Operating Inventory located on the Lands or the properties described in Section 2.2(e) as of the Effective Time, or that are used as of the Effective Time in connection with the Operations applicable to the Acquired Assets;
     (g) all transferable Permits that have been granted or issued as of the Closing in connection with the Operations applicable to the Acquired Assets;
     (h) to the extent transferable, all Hydrocarbon sales, purchase, gathering, and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, area of mutual interest agreements, contribution agreements, and other contracts and agreements in connection with the Operations on the Acquired Assets to which Seller is a party or is bound, as well as all confidentiality agreements or similar agreements to which Seller is a party to the extent relating to the Acquired Assets (the “Acquired Contracts”), including the contracts and agreements listed on Exhibit A-3 (the “Material Contracts”);
     (i) all interests in surface real property and leasehold estates in surface real property appurtenant to, and used or held for use in connection with, the Acquired Properties, including the interests in surface real property and leasehold estates in surface real property listed on Exhibit A-5 (the “Acquired Real Estate”), which Exhibit A-5 indicates whether each such parcel of real estate is owned or leased by Seller;
     (j) to the extent transferable without payment of fees or penalties and subject to any existing licenses of such data by Seller to third parties, all Technical Data to the extent relating to the Acquired Properties (the “Acquired Data”); provided, however, that Purchaser shall have the option (exercisable upon notice to Seller) to elect to pay any transfer or other fees, costs, and expenses associated with the assignment or transfer to Purchaser of any such Acquired Data;
     (k) except to the extent relating to the Excluded Assets, and except for Claims, payments, and proceeds under insurance policies (the proceeds of which are not transferred in connection with any Casualty Losses that are covered under Section 10.10), all accounts receivable or rights to payment arising out of or attributable to the Acquired Assets accruing or attributable to any period after the Effective Time, including the right to any payments with respect to any Royalties or net profits, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Property and Production Taxes, which shall be governed by Section 15.1(c);

     (l) to the extent transferable, and except to the extent relating to the Excluded Assets, all warranties, and rights to indemnification and defenses with respect to the Acquired Assets described in Sections 2.2(a) through (k); and
     (m) to the extent transferable, all Records maintained by or in the possession of Seller or its respective Affiliates (the “Acquired Records”).
     2.3 Excluded Assets. Notwithstanding Section 2.2, the Acquired Assets shall not include, and there is excepted, reserved, and excluded from the Contemplated Transactions, the following Assets and Properties of Seller (the “Excluded Assets”):
     (a) except to the extent relating to any Assumed Liabilities and except for which an adjustment has been made to the Purchase Price, all accounts receivable or rights to payment accruing or attributable to any period before the Effective Time, including the right to any payments with respect to any Royalties or net profits, the full benefit of all Liens and security for such accounts or rights to payment, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Property and Production Taxes, which shall be governed as provided in Section 15.1(c);
     (b) except to the extent relating to any Assumed Liabilities and except for which an adjustment has been made to the Purchase Price, all production of Hydrocarbons from or attributable to the Acquired Assets with respect to any period before the Effective Time, and any proceeds attributable to any such production, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;
     (c) except as contemplated in Section 10.10 in respect of Casualty Losses, all insurance policies, and any Claims, payments, and proceeds under any such insurance policies;
     (d) all Hedging Instruments and any rights under any such Hedging Instruments;
     (e) all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Acquired Assets;
     (f) all rights or interest of Seller in any Intellectual Property, other than the Acquired Data and the Acquired Records;
     (g) all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and information relating to the Excluded Assets or the Claim and Proceedings listed as item (1) described in Section 8.8 of the Disclosure Schedule;
     (h) Seller’s or its Affiliates’ internally-prepared studies related to reserve assessments and economic estimates and analyses;
     (i) records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Acquired Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith, but excluding rights under confidentiality, non-disclosure and similar agreements related to the foregoing (which shall be Acquired Assets to the extent transferable);

     (j) any Assets and Properties of Seller specifically listed in Exhibit B regardless that such Assets and Properties may be used or held for use in connection with the Acquired Assets;
     (k) all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to the other Excluded Assets;
     (l) to the extent relating to the other Excluded Assets or any matter for which Seller owes indemnity to Purchaser hereunder, all warranties and rights to indemnification recoverable from any third party;
     (m) except to the extent relating to any Assumed Liabilities, audit rights under operating agreements or other contracts or agreements with respect to periods before the Effective Time or in connection with any other Excluded Assets or Retained Liabilities (and Purchaser will cooperate with Seller to facilitate Seller’s exercise of such rights); and
     (n) all rights, Claims, refunds, causes of action, or choses in action of Seller under the Transaction Documents or arising out of or relating to any of the other Excluded Assets.
     2.4 Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to timely and fully pay, perform, and otherwise discharge, the Assumed Liabilities, under the terms of, and subject to the conditions in, this Agreement.
     2.5 Effective Time. Notwithstanding that the Closing may occur on another date and at another time, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the Effective Time.
Article 3
Consideration; Purchase Price
     3.1 Purchase Price. Subject to the other terms and provisions of this Agreement, the purchase price payable by Purchaser to Seller for the Acquired Assets shall equal the Purchase Price. The “Purchase Price” means an aggregate amount equal to: (a) Two Hundred Fifteen Million and No/100 Dollars ($215,000,000.00) (the “Base Purchase Price”); plus or minus (b) the net amount of the adjustments under Section 3.2. The adjustments under Section 3.2 shall be preliminarily determined under Section 3.3 pursuant to the Preliminary Settlement Statement and subject to final adjustment after the Closing under Section 14.1 pursuant to the Final Settlement Statement.
     3.2 Adjustments to Purchase Price. All adjustments to the Purchase Price under this Section 3.2 shall be without duplication of other adjustments under this Section 3.2.
     (a) Upward Adjustments. The Base Purchase Price shall be adjusted upward by the following:
     (i) the amount of all Property Expenses (including all prepaid Property Expenses) attributable to the Acquired Assets after the Effective Time and paid by Seller, and the amount of all Royalties attributable to Hydrocarbons produced from the Acquired Assets after the Effective Time and paid by Seller;
     (ii) the amount of all Leasing Costs (other than those paid by Seller in respect of any Replacement Lease) in respect of the Leasing Program paid by or on behalf of Seller after the Execution Date (whether attributable to periods before or after the Effective Time);
     (iii) the amount of Purchaser’s proportionate share of all Property and Production Taxes as calculated under Section 15.1 and paid by Seller;
     (iv) Royalties, net profits, production payments, and other proceeds attributable to the Acquired Assets before the Effective Time and received by Purchaser (and not paid to Seller pursuant to Section 14.2);
     (v) an amount equal to all Hydrocarbons attributable to the Acquired Assets that, at the Effective Time, were in storage, in tanks, or above the load level connection, multiplied by the applicable price for which the applicable production from the Acquired Properties was sold most recently prior to the Effective Time; and
     (vi) the amount of any post-Effective Time rentals and shut-in payments under the Acquired Leases, if any, paid by Seller.
     (b) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following:
     (i) Royalties, net profits, production payments, and other proceeds attributable to the Acquired Assets on or after the Effective Time and received by Seller (and not paid to Purchaser pursuant to Section 14.2);
     (ii) the amount of all pre-Effective Time Property Expenses attributable to the Acquired Assets and paid by Purchaser before the Final Settlement Date, and all Royalties attributable to Hydrocarbons produced from the Acquired Assets before the Effective Time and paid by Purchaser before the Final Settlement Date;
     (iii) the amount of Seller’s proportionate share of all unpaid Property and Production Taxes as calculated under Section 15.1;
     (iv) the amount of the Title Defect Adjustment, if any;
     (v) the amount of the Environmental Defect Adjustment, if any;
     (vi) the amount of the Allocated Value of each Acquired Asset affected by a Preferential Right which has been excluded from the Acquired Assets to be conveyed to Purchaser at Closing pursuant to Section 10.9(c);
     (vii) the amount of the Allocated Value of each Acquired Asset which has been excluded from the Acquired Assets to be conveyed to Purchaser at Closing pursuant to Section 6.1(b);
     (viii) the amount of the Allocated Value of the Acquired Lease affected by a Material Required Consent which has been held back from the Acquired Assets to be conveyed to Purchaser at Closing pursuant to Section 10.8(b); and
     (ix) the amount deposited into the Defects Escrow by Purchaser pursuant to Section 5.6(d) with respect to Post-Closing Curable Title Defects.

     (c) Imbalance Adjustments. The Purchase Price shall be further adjusted downward or upward, as appropriate, by an amount equal to (i) any well imbalances in MMBtu with respect to the Acquired Assets existing as of the Effective Time; multiplied by the Per MMBtu Imbalance Amount; and (ii) any pipeline or transportation imbalances with respect to the Acquired Assets existing as of the Effective Time at the then current monthly price applicable to deliveries to the pipeline.
     3.3 Preliminary Settlement Statement; Closing Amount.
     (a) Preliminary Settlement Statement. For all adjustments known or capable of reasonable estimation as of the Closing, the Base Purchase Price shall be preliminarily adjusted at the Closing pursuant to a settlement statement (the “Preliminary Settlement Statement”) approved by Seller and Purchaser on or before the Closing. A draft of the Preliminary Settlement Statement shall be prepared by Seller and provided to Purchaser two Business Days before the Closing Date. The Preliminary Settlement Statement shall set forth: (i) the Base Purchase Price; (ii) estimates of the adjustments under Section 3.2 using current information that is available, with the use of Commercially Reasonable Efforts, to Seller as of the date the Preliminary Settlement Statement is provided to Purchaser by Seller; and (iii) the resulting Closing Amount.
     (b) Closing Amount. The Base Purchase Price, increased or decreased (but not below zero) by the net amount of the estimated upward and downward adjustments under Section 3.2 set forth in the Preliminary Settlement Statement is referred to as the “Closing Amount.” At the Closing an amount equal to the Closing Amount shall be paid by Purchaser to Seller by federal funds wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser.
     3.4 Allocation. Seller and Purchaser have allocated the Base Purchase Price among the Acquired Assets as set forth on Exhibit C, which allocation has been prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Each Acquired Well listed in Part I of Exhibit C and each portion of the Leased Lands covered by any Acquired Lease(s) contained within a Spacing Unit is each referred to as an “Asset,” and the “Allocated Value” of an Asset shall mean (a) with respect to an Acquired Well, the amount set forth in Part I of Exhibit C for such Acquired Well and (b) with respect to each portion of the Leased Lands covered by any Acquired Lease(s) contained within a single Spacing Unit, an amount equal to the product of (i) the net acres constituting each such portion multiplied by (ii) the price per net acre set forth in Part II of Exhibit C for the Spacing Unit in which such portion is contained.
Article 4
Due Diligence Review
     4.1 Due Diligence.
     (a) Seller shall provide Purchaser and its Entity Representatives with access in accordance with this Article 4 to the Acquired Records and other Acquired Assets of Seller for inspection and review to permit Purchaser to perform its due diligence review (the “Due Diligence Review”) as provided in this Agreement.
     (b) Notwithstanding Section 4.1(a) or any other provision in this Agreement to the contrary, any obligation of Seller under this Agreement to make any such Acquired Records and other Acquired Assets or any other information available to Purchaser shall be: (i) only to the extent that doing so does not violate any confidentiality or other obligation under any contract or agreement of Seller or any of its respective Affiliates to any third party (provided that Seller shall use its Commercially Reasonable Efforts to obtain waivers of such confidentiality obligations); and (ii) only to the extent such Acquired Records or other information are not protected by the attorney-client privilege, the work product doctrine, or other applicable privilege (excluding title opinions).
     4.2 Records.
     (a) Subject to Section 4.1, Seller shall make the Acquired Records available to Purchaser at the offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Purchaser to complete its Due Diligence Review.
     (b) (i) Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Acquired Records or any other information provided by Seller, any of its Affiliates, or any of its respective Entity Representatives to Purchaser, its Entity Representatives, or their respective representatives, agents, or attorneys and (ii) Purchaser agrees that any conclusions drawn from the Acquired Records or any such other information shall be the result of its own independent review and judgment.
     4.3 Access to Properties.
     (a) Upon reasonable advance notice to Seller, Seller shall allow (or, if Seller is not the operator of the applicable Acquired Asset, use Commercially Reasonable Efforts to cause the operator to allow) Purchaser to conduct, at Purchaser’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Acquired Assets under Section 6.1(b). In connection with any such on-site inspections or Environmental Assessment, Purchaser shall not interfere with the normal Operations of any Acquired Assets in any material respect and shall comply with all requirements and safety policies and procedures of the operator of such Acquired Assets. If Purchaser or any contractor or agent of Purchaser prepares a written Environmental Assessment of any Acquired Assets, Purchaser shall furnish copies thereof to Seller. If requested by Seller, the Parties shall enter into a letter agreement memorializing the privileged and protected status of the Environmental Assessment and protecting the confidentiality of any such Environmental Assessment.
     (b) IN CONNECTION WITH THE GRANTING OF ANY ACCESS TO THE ACQUIRED ASSETS AND ANY SUCH ENVIRONMENTAL ASSESSMENT, PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER AND EACH OF ITS AGENTS AND CONTRACTORS THAT CONDUCTS ANY SUCH ENVIRONMENTAL ASSESSMENT OR OTHERWISE ENTERS ONTO ANY OF THE ACQUIRED ASSETS ARE ADEQUATELY INSURED. EXCEPT TO THE EXTENT CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PURCHASER WAIVES AND RELEASES, AND AGREES TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF ANY PERSON FOR INJURY TO, OR DEATH OF, ANY NATURAL PERSON OR FOR LOSSES INCURRED BY ANY PERSON ARISING IN ANY WAY FROM ANY ACCESS AFFORDED TO PURCHASER, OR ANY OF ITS AGENTS OR CONTRACTORS IN CONNECTION WITH PURCHASER’S DUE DILIGENCE REVIEW, OR ANY ACTIVITIES, INCLUDING ANY ENVIRONMENTAL ASSESSMENT, OF PURCHASER OR ANY SUCH AGENTS OR CONTRACTORS IN CONNECTION THEREWITH. This Section 4.3(b) shall survive the termination of this Agreement.

Article 5
Title Matters
     5.1 Defensible Title. “Defensible Title” means with respect to any Asset, such title of Seller in and to such Asset that, subject to and except for any Permitted Liens, and except as set forth in Schedule 5.1:
     (a) with respect to any Acquired Well that was in existence as of the Effective Time:
     (i) entitles Seller to receive not less than the Net Revenue Interest to all formations to the existing wellbore in such Acquired Well throughout the productive life of such Acquired Well (as set forth in Exhibit A-2), except as such Net Revenue Interest may be reduced from time to time due to: (A) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein) after the Execution Date, whether voluntary or by Order; (B) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements listed on Exhibit A-3; or (C) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; and
     (ii) obligates Seller to bear not greater than the Working Interest of the costs and expenses relating to such Acquired Well through the plugging and abandonment of such Acquired Well as set forth in Exhibit A-2, without a corresponding increase in the Net Revenue Interest except as such Working Interest may be adjusted from time to time due to: (A) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein); (B) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements listed on Exhibit A-3; or (C) the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date;
     (b) with respect to any Acquired Lease (except to the extent such Acquired Lease is associated with an Acquired Well and therefore covered by Section 5.1(a) above):
     (i) entitles Seller to receive not less than the Net Revenue Interest (as set forth next to each such Acquired Lease in Exhibit A-1) with respect to such Acquired Lease, except as such Net Revenue Interest may be reduced from time to time due to: (A) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; (B) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements listed on Exhibit A-3; or (C) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; and
     (ii) obligates Seller to bear not greater than the Working Interest of the costs and expenses (as set forth next to each such Acquired Lease in Exhibit A-1) with respect to such Acquired Lease, without a corresponding increase in the Net Revenue Interest except as such Working Interest may be adjusted from time to time due to: (A) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein); (B) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements listed on Exhibit A-3; or (C) the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date;

     (c) with respect to any Asset other than the Assets described in Sections 5.1 (a) and (b) above, is free from reasonable doubt to the end that a prudent Person engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all facts and appreciation of their legal significance would be willing to accept the same; and
     (d) with respect to any Asset, is free and clear of any and all Liens other than Permitted Liens.
     5.2 Permitted Liens. “Permitted Lien” means, with respect to any Acquired Asset, any of the following:
     (a) with respect to any Acquired Asset that constitutes an Acquired Property, lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar burdens on production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth in respect thereof on Exhibit A-2 and assignments, conveyances and other transfer documents if, in each case with respect to all of the foregoing, the cumulative effect thereof does not operate to increase the Working Interest with respect to such Acquired Asset above that set forth therefor on Exhibit A-2 without a corresponding increase to the Net Revenue Interest or reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth in respect thereof on Exhibit A-2 and the terms thereof do not operate to materially interfere with the Operations of the affected Acquired Asset;
     (b) Liens for current period Property and Production Taxes not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the Ordinary Course of Business;
     (c) all (i) consents, approvals, and authorizations of, and required notices to, filings with, or other actions by, Governmental Authorities and third parties required to be obtained in connection with the purchase and sale of the Acquired Assets and the other Contemplated Transactions (which are covered by Sections 8.1, 10.7 and 10.8); (ii) Preferential Rights (which are covered by Sections 8.2 and 10.9), and (iii) rights or interests acquired by third parties or Governmental Authorities in connection with a Casualty Loss (which are covered by Section 10.10);
     (d) rights of reassignment, to the extent any exist as of the Execution Date, upon the surrender or expiration of any Acquired Lease;
     (e) the Material Contracts and any effects thereof or thereunder in each case to the extent the cumulative effect thereof does not operate to (A) increase the Working Interest with respect to such Acquired Asset above the Working Interest set forth in respect thereof on Exhibit A-2 without a corresponding increase in Net Revenue Interest, (B) reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth in respect thereof on Exhibit A-2 or (C) materially interfere with the Operations, or materially detract from the value, of the affected Acquired Asset;
     (f) Easements and other rights with respect to surface Operations, on, over, or in respect of any of the Acquired Assets or any restriction on access thereto, in each case that do not materially interfere with the Operations, or materially detract from the value, of the affected Acquired Asset;

     (g) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar Liens arising in the Ordinary Course of Business or incidental to the Operations of the Acquired Assets not yet due or delinquent;
     (h) rights reserved to or vested in any Governmental Authority to control or regulate any of the Acquired Assets in any manner, and all applicable Laws and Orders of general applicability in the area of the Acquired Assets;
     (i) defects in the early chain of title consisting of the failure to recite marital status in a document;
     (j) defects arising out of the lack of a survey, unless a survey is required by applicable Law;
     (k) Liens released at or before the Closing, from and after the time so released;
     (l) defects based on the failure to record any Acquired Leases issued by the BLM or a state, or any assignments of record title or operating rights in such Acquired Leases, in the real property or other county records, if such Acquired Leases or assignments were properly filed in the BLM or state offices that constitute the official filing situs for such Acquired Lease or assignment; provided however, that this Section 5.2(l) shall not include defects arising from the existence of an assignment or other document filed in the county records where an Acquired Asset is located that contradicts or diminishes the title of Seller to such Acquired Asset, as reflected by the instruments filed only in the BLM or the applicable state records;
     (m) any preference leasing right that may exist in favor of holders of rights-of-way across federal or state lands that burdened the lands before issuance of the applicable Acquired Lease, provided that the same do not materially interfere with the Operations of, or materially detract from the value of, the affected Acquired Asset;
     (n) all contracts, agreements, instruments, Orders, Proceedings, Permits, Liabilities, and other matters specifically described in the Schedules or the Disclosure Schedule or in the Transaction Documents (other than any of same relating to the instruments with respect to which releases are to be delivered by Seller at the Closing pursuant to Section 13.2(g)) which do not operate to (i) increase the Working Interest with respect to any such Acquired Asset above the Working Interest set forth in respect thereof on Exhibit A-2 without a corresponding increase in Net Revenue Interest or (ii) reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth in respect thereof on Exhibit A-2; and
     (o) all other Liens, contracts, agreements, instruments, Orders, Proceedings, Permits, Liabilities, defects, and irregularities affecting the Acquired Assets (in each case) that are not such as to likely interfere materially with the use, operation, or value of the affected Acquired Asset and which do not operate to increase the Working Interests with respect to any such Acquired Asset above the Working Interests set forth in respect thereof on Exhibit A-2 without a corresponding increase in Net Revenue Interest or reduce the Net Revenue Interests with respect to any such Acquired Asset below the Net Revenue Interests set forth in respect thereof on Exhibit A-2.
     5.3 Title Defect. “Title Defect” means any Lien, encroachment, irregularity, defect in, or objection to the title of Seller to an Asset that alone or in combination with other defects renders title to such Asset less than Defensible Title.

     5.4 Title Defect Value. “Title Defect Value” means, with respect to an Asset, the reduction in the value of such Asset caused by an uncured Title Defect with respect to such Asset, taking into account the nature of the Title Defect, and any subsequent cure of such Title Defect by Seller; provided, however, that: (a) in determining the Title Defect Value, the reduction in the Asset’s value shall be based on the Allocated Value as of the Execution Date; (b) the Title Defect Value shall not exceed the cost to cure the related Title Defect (if the cost to cure is reasonably determinable); and (c) the aggregate amount of Title Defect Values attributable to all Title Defects affecting (i) an Acquired Well shall not exceed the Allocated Value of such Acquired Well and (ii) a Spacing Unit shall not exceed the amount set forth in the column bearing the heading “Final Allocated Value” in Part II of Exhibit C for such Spacing Unit.
     5.5 Title Defects Notices.
     (a) Purchaser shall give Seller written notice of any Title Defect that Purchaser intends to assert in its Notice of Title Defects promptly (but in any event on or prior to the Defect Notice Deadline).
     (b) On or before 5:00 p.m., Houston, Texas time, on May 5, 2011 (the “Defect Notice Deadline”), Purchaser shall deliver to Seller a written notice (a “Notice of Title Defects”) that sets forth all Title Defects affecting the Assets that Purchaser desires to assert under this Agreement and all Interest Additions discovered by Purchaser or of which Purchaser has been notified under Section 5.8. The Notice of Title Defects shall, with respect to each such Title Defect or Interest Addition set forth therein: (i) describe such Title Defect or Interest Addition and the Assets affected thereby; (ii) describe the basis of such Title Defect or Interest Addition; (iii) include documentation supporting the basis of such Title Defect or Interest Addition; (iv) in the case of a Title Defect, describe in general terms the curative actions that Purchaser reasonably anticipates are required to cure such Title Defect; (v) in the case of each Title Defect, describe Purchaser’s good faith estimate of the Title Defect Value with respect to each Asset affected by such Title Defect in accordance with and subject to the limitations in Section 5.4 (“Purchaser’s Title Defect Value”); and (vi) in the case of each Interest Addition, describe Purchaser’s good faith estimate of the value of such Interest Addition.
     5.6 Waiver; Cure; Adjustment; Deductible.
     (a) Waiver. Except for Purchaser’s remedies under the special warranty of title contained in the Assignment and with respect to a breach by Seller of Section 10.1, 10.2 or 13.2(g), a Title Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any adjustment pursuant to Section 3.2(b)(iv) for such Title Defect or to exclude the Asset affected by such Title Defect, and Seller shall not be obligated to cure such Title Defect, if: (i) Purchaser fails to provide written notice to Seller of such Title Defect in accordance with Section 5.5(b) on or before the Defect Notice Deadline; (ii) the Title Defect Value with respect to all Title Defects applicable to (A) in the case of an Acquired Well, the Acquired Leases included within the pertinent unit attributed to such Acquired Well or (B) in the case of any other Asset, the Acquired Leases included within a Spacing Unit, is in either case less than the Title Defect Threshold; or (iii) the Allocated Value of the Asset affected by such Title Defect is less than the Title Defect Threshold.
     (b) Cure. Seller shall have the right and option, but not the obligation (other than in respect of Seller’s obligation under Section 13.2(g)), to attempt to cure and to cure any Title Defects that are not waived under Section 5.6(a) on or before Closing or, in accordance with the following, at any time during the Post-Closing Cure Period. If by Closing, Seller is unable to cure a Title Defect that is not waived under Section 5.6(a), Seller shall have the right and option

(but not the obligation), by written notice to Purchaser on or before the Closing Date, to attempt, at its sole expense (which shall not constitute Property Expenses), to cure each such Title Defect within the Post-Closing Cure Period (if such defect could reasonably be expected to be capable of being cured within such period) and with the notice to Purchaser to include reasonable detail concerning the actions which Seller proposes to take and documentation which Seller proposes to acquire in order to cure such defect. Each such Title Defect that is not waived under Section 5.6(a) for which Seller (i) does not elect to cure after Closing pursuant to this Section 5.6(b) or (f) and (ii) fails to cure on or before Closing, is referred to in this Agreement as an “Unwaived/Uncured Title Defect.” Each Title Defect which Seller elects to cure after Closing pursuant to this Section 5.6(b), is referred to in this Agreement as a “Post-Closing Curable Title Defect.”
     (c) Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to the Base Purchase Price at Closing in the amount, if any (the “Title Defect Adjustment”), by which: (i) the difference of the following (the “Net Aggregate Defect Value”): (A) the sum of the Title Defect Values with respect to all Unwaived/Uncured Title Defects; minus (B) the sum of the value of all Interest Additions; exceeds (ii) the Title Defect Deductible. If, after taking into account the provisions of this Article 5, the Title Defect Deductible is equal to or greater than the Net Aggregate Defect Value, then Purchaser shall not be entitled to a Title Defect Adjustment or any other remedy hereunder or in the Assignment with respect to such Unwaived/Uncured Title Defects. In no event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Title Defects.
     (d) Defects Escrow. In the event Seller elects to cure any Post-Closing Curable Title Defects after Closing pursuant to Section 5.6(b), an amount equal to the sum of the Purchaser’s Title Defect Values set forth in the Notice of Title Defects with respect to any such Post-Closing Curable Title Defects (but only to the extent such sum exceeds the amount of any Title Defect Deductible not already being taken into account in the calculation of the Title Defect Adjustment at Closing) shall be deducted from the Closing Amount otherwise payable at Closing and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Purchaser and Seller (the “Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Escrow Agent and reasonably acceptable to Purchaser and Seller (the “Defects Escrow Agreement”). The amount deposited into the Defects Escrow with respect to a Post-Closing Curable Defect will remain therein until released as provided in Section 5.6(e).
     (e) Disbursal of Amounts in Defects Escrow. Purchaser will act in good faith and reasonably cooperate with Seller during the Post-Closing Cure Period to cure a Post-Closing Curable Title Defect. If Seller and Purchaser mutually agree in good faith that a Post-Closing Curable Title Defect has been cured at any time during the Post-Closing Cure Period, then within two (2) Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Seller in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Post-Closing Cure Period, Seller has been unable to cure a sufficient quantity of the Post-Closing Curable Title Defects to be entitled to the release of the full amount paid into the Defects Escrow with respect thereto, then the remaining balance of the funds escrowed in the Defects Escrow in respect of the Post-Closing Curable Defects (together with any earned interest thereon) shall be released to Purchaser. If, at the end of the Post-Closing Cure Period, Seller and Purchaser are unable to agree whether Seller has cured a Post-Closing Curable Title Defect, then the applicable amount of funds in dispute shall remain in the Defects Escrow until such disagreement shall be resolved as provided in Section 5.9. The Parties agree to deliver joint instructions to the Escrow Agent regarding the delivery of the Defects Escrow to the Party entitled to receive the same pursuant to this Section 5.6(e).
     (f) Replacement Leases. Notwithstanding anything contained herein to the contrary, at any time and from time to time before Closing, Seller shall have the right, but not the obligation, to acquire, at its sole cost and expense, any one or more oil, gas and/or mineral leases (including, any oil and gas lease listed on Schedule 2.2(a)) covering not more than 1000 net mineral acres, in the aggregate, located within the area of land depicted on Schedule 14.8 (each such lease being a “Replacement Lease”). If Seller exercises its right to acquire a Replacement Lease pursuant to this Section 5.6(f), then up to 1000 net mineral acres covered by any such Replacement Lease shall be deemed to cure any one or more Title Defects selected by Seller (other than Title Defects relating to any portion of any Spacing Unit within which an Acquired Well is located) on a net mineral acre by net mineral acre basis and such Replacement Lease shall be deemed to be a part of the Acquired Assets for purposes of this Agreement.
     5.7 Agreement on Title Defects and Interest Additions.
     (a) Attempt to Agree. With respect to each Title Defect that is a disputed Unwaived/Uncured Title Defect, a disputed Post-Closing Curable Title Defect or, in the case of any Title Defects submitted to the Title Expert for resolution pursuant to Section 5.9 in connection with any Termination Dispute Notice under Section 6.7, any other Title Defect asserted by Purchaser in its Notice of Title Defects that has not been resolved by agreement of Seller and Purchaser (each, an “Open Title Defect”) and each Interest Addition, from the receipt by Seller of Purchaser’s Notice of Title Defects until the Closing Date (or in the case of a Post-Closing Curable Defect, during the Post-Closing Cure Period) or the earlier acknowledgement of Purchaser in writing that it is not entitled to a Title Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Title Defect Value of each such Open Title Defect, and the existence and associated value of each such Interest Addition.
     (b) Agreement. If Seller and Purchaser agree on the existence and Title Defect Value of any such Open Title Defect, then the Title Defect Value for such Open Title Defect shall be the agreed Title Defect Value for purposes of determining the Title Defect Adjustment, if any. If Seller and Purchaser agree on the existence and value of any Interest Addition, then the value of such Interest Addition shall be the agreed upon value for purposes of determining the Title Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.
     (c) Agreement Before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Title Defect Values of all Open Title Defects, and the existence and value of all Interest Additions, then the amount of the Title Defect Adjustment, if any, shall be deducted from the Base Purchase Price at the Closing, and shall be reflected in the Closing Amount.
     (d) Failure to Agree. If Seller and Purchaser do not agree on the existence and/or Title Defect Values of all Open Title Defects, and/or the existence and value of all Interest Additions before Closing (or in respect of a Post-Closing Curable Title Defect, during the Post-Closing Cure Period), then: (i) the existence and Title Defect Value of those Open Title Defects that are not agreed (but only those that are not agreed), and the existence and value of those Interest Additions that are not agreed (but only those that are not agreed), shall be Title Disputed Matters settled by the Title Expert under Section 5.9; (ii) there shall be no adjustment at Closing to the Closing Amount (or the Net Aggregate Defect Value) or exclusion of Assets for any such

Open Title Defects or Interest Additions not agreed upon as of Closing but the Allocated Values of Acquired Assets as to which there are Open Title Defects (the “Disputed Title Defect Escrow Amount”) shall be paid to the Defects Escrow at the Closing pursuant to the terms of the Defects Escrow Agreement; and (iii) as set out in Section 5.6(e), the applicable amount of any funds in the Defects Escrow will remain in the Defects Escrow. Promptly upon the Title Expert’s resolution of any such Open Title Defect(s) and/or Interest Additions, the portion of the Disputed Title Defect Escrow Amount relating thereto (together with any interest thereon) shall be disbursed to the Party entitled to same in accordance with the Title Expert’s decisions under Section 5.9.
     5.8 Interest Additions.
     (a) Notice of Interest Additions. If prior to the Defect Notice Deadline, Purchaser obtains Knowledge of, or Seller discovers, any additional interests in the Assets that are not listed in Exhibit A, including any interest that entitles Seller to receive more than the Net Revenue Interest with respect to any such Asset set forth in Exhibit A-2, or obligates Seller to bear costs and expenses in an amount less than the Working Interest with respect to any such Asset set forth in Exhibit A-2, and assuming no corresponding reduction in the Net Revenue Interest (each an “Interest Addition”), the discovering Party shall promptly after obtaining such Knowledge or discovery (but in any event prior to the Defect Notice Deadline), provide written notice to the other Party of such Interest Addition. Such notice shall be in writing and shall include: (i) a description of each such Interest Addition; (ii) the basis for each such Interest Addition, and supporting documentation with respect thereto; (iii) the Assets and the Allocated Value of the Assets affected by each such Interest Addition; and (iv) the value of the Interest Addition or the amount by which the notifying Party reasonably believes the Allocated Value of the affected Assets should be increased by the Interest Addition, and the computations upon which such Party’s belief is based.
     (b) Effect of Interest Additions. There shall be no increase to the Purchase Price as a result of any Interest Additions. Interest Additions shall be offset against Title Defect Values in determining the Title Defect Adjustment, if any, as provided in Section 5.6(c). An Interest Addition need not be contained in Purchaser’s Notice of Title Defects to be taken into account; provided, however, that an Interest Addition shall only be taken into account if Purchaser has Knowledge of such Interest Addition on or prior to the Defect Notice Deadline.
     (c) Waiver of Interest Additions. Subject to Seller’s remedies for any breach by Purchaser of Section 5.8(a), any Interest Addition not raised by Purchaser or Seller on or prior to the Defect Notice Deadline shall be and is hereby conclusively waived by Seller.
     5.9 Dispute Resolution. If (1) any Open Title Defects, including the existence, waiver, cure, and Title Defect Values thereof, or any Interest Additions, including the existence and values thereof (collectively, “Title Disputed Matters”), are not agreed upon under the procedures set out in Sections 5.6 or 5.7, then any such Title Disputed Matters, or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then such matter, shall, in each case be resolved by a single Title Expert under the dispute resolution procedure in this Section 5.9. For purposes of determining the Title Defect Value of any Title Defect in connection with any Termination Dispute Notice, the Title Expert shall take into account any cure of such Title Defect that has been effected as of the date of the Termination Dispute Notice, but not thereafter.
     (a) Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Title

Expert within five (5) Business Days after the Closing (or in the case of a (i) Termination Dispute Notice, within five (5) Business Days after the delivery by Seller of such Termination Dispute Notice or (ii) Post-Closing Curable Title Defect, within five (5) Business Days after the expiration of the Post-Closing Cure Period). After the Title Expert has been engaged, if the Title Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Title Expert shall be replaced within five Business Days thereafter by Purchaser and Seller in accordance with this Section 5.9, and the time periods in this Section 5.9 shall be extended as necessary or appropriate. The fees and expenses of the Title Expert shall be paid 50% by Seller and 50% by Purchaser.
     (b) Materials to Title Expert. Within twenty (20) Business Days after the Closing Date (or in the case of a (i) Termination Dispute Notice, within twenty (20) Business Days after the delivery by Seller of such Termination Dispute Notice or (ii) Post-Closing Curable Title Defect, within twenty (20) Business Days after the expiration of the Post-Closing Cure Period), the Parties shall provide to the Title Expert the following materials:
     (i) Purchaser’s Notice of Title Defects and all documentation provided therewith or otherwise provided by Purchaser to Seller in connection with any Open Title Defects or Interest Additions and values with respect thereto (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters);
     (ii) such evidence as Seller has previously provided to Purchaser to dispute the existence, waiver, cure, and alleged Title Defect Values with respect to all Open Title Defects, and the Interest Additions and values with respect thereto (or in the case of a (A) Termination Dispute Notice, Unagreed Termination Title Matters (B) Post-Closing Curable Title Defect, whether the same has been cured), in each case assigned thereto by Purchaser in its Notice of Title Defects, together with, as the case may be, Seller’s good faith estimate of the Title Defect Values with respect to all such Open Title Defects, if any, and the values with respect to all such Interest Additions, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters); and
     (iii) this Article 5, and Exhibits A-1, A-2, A-3, A-4, and C to this Agreement, together with any definitions of terms used in this Article 5 and such Exhibits, but no other provisions of this Agreement.
     (c) Decisions of Title Expert. The Title Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he has received the materials under Section 5.9(b). The decision of the Title Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Title Disputed Matters associated with each Open Title Defect, Post-Closing Curable Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), in each case that are not agreed upon by the Parties under Section 5.6(d), 5.7 or 6.7, as applicable. The Title Expert shall make a separate determination with respect to each Open Title Defect, Post-Closing Curable Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter). The written finding of the Title Expert shall only set forth the Title Expert’s decision with respect to each applicable Open Title Defect, Post-Closing Curable Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), and not the Title Expert’s rationale for the decision. The Title Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Title Disputed Matters or Post-Closing Curable Title Defects

(or in the case of a Termination Dispute Notice, such Unagreed Termination Title Matters), as applicable, to the Accounting Referee under Section 14.1.
     5.10 Changes in Prices; Well Events. Without prejudice to Purchaser’s rights under the provisions of Sections 10.10 and 6.7 pertaining to casualty losses, Section 10.1 with respect to operational covenants and Section 11.3(b) with respect to Seller’s obligations under Sections 10.10 and 10.1, Purchaser shall assume all risk of Loss with respect to: (a) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (b) production declines or any adverse change in the production characteristics or downhole condition of an Acquired Well, including any Acquired Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date; and (c) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear, and none of the foregoing shall constitute Title Defects.
Article 6
Environmental Matters
     6.1 Environmental Investigation.
     (a) Environmental Reports and Personnel. Subject to Section 4.1(b), Seller shall provide Purchaser with access during the regular business hours of Seller to all information in Seller’s possession or control pertaining to the environmental condition of the Acquired Assets, including any environmental reports, Permits, Records, and assessments, and shall use Commercially Reasonable Efforts to make available to Purchaser those Entity Representatives of Seller who would reasonably be expected to have material knowledge or material information regarding the environmental status or condition of the Acquired Assets.
     (b) Environmental Assessment. Subject to Seller’s ability (upon the use of Commercially Reasonable Efforts) to obtain the consent of the operator of Acquired Assets that are not operated by Seller, Purchaser may, or may engage a qualified environmental contractor to, conduct an on-site inspection, environmental assessment, and compliance audit of the Acquired Assets (an “Environmental Assessment”) at Purchaser’s sole risk, Liability, and expense; provided, however, that: (i) Purchaser shall provide Seller with prior written notice of any activities with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form acceptable to Seller; (iii) Purchaser shall not conduct, authorize, or permit any test drilling, sampling, or other invasive on-site activities without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; and (iv) Purchaser shall provide to Seller promptly (and in any event, prior to the Defect Notice Deadline) after receipt, at no cost to Seller, all written Environmental Assessments prepared by or on behalf of Purchaser, all of which shall be treated as confidential information (x) subject to the terms of the Confidentiality Agreement prior to Closing, and (y) subject to the terms of Section 10.12 (but binding only as to Seller) from and after Closing. If Seller shall decline consent requested by Purchaser to conduct, authorize or permit any test drilling, sampling or other invasive on-site activities recommended in the Environmental Assessment prepared by an independent qualified environmental contractor, Purchaser may, at its option, eliminate the affected Acquired Property from the Acquired Assets and this Agreement by delivering written notice thereof before the Closing and the Closing Amount shall be adjusted downward by the Allocated Value of such Acquired Property.

     6.2 Environmental Defect. “Environmental Defect” means (a) the existence of any pollution, contamination or damage that exists on, at, under or from any of the Leased Lands or Acquired Real Estate and with respect to which Remediation or other corrective action is required under Environmental Laws in effect as of the Execution Date, or (b) any violation of Environmental Laws that exists on, or originated from, any of the Leased Lands or Acquired Real Estate, but excluding in each case the following (which shall not constitute Environmental Defects): (x) any Disclosed Environmental Matters; and (y) any Plugging and Abandonment Obligations.
     6.3 Environmental Defect Value. “Environmental Defect Value” means, with respect to an Environmental Defect, the amount of the Liability (based on the reasonable proportionate cost that would be borne by Seller) to Remediate or otherwise cure such Environmental Defect in a cost effective manner consistent with the actions and methodology that would be undertaken by a reasonably prudent operator under the circumstances, taking into account the nature of the Environmental Defect and any subsequent Remediation or cure of the Environmental Defect by Seller within the timeframes permitted under this Agreement.
     6.4 Environmental Defect Notices.
     (a) Purchaser shall give Seller written notice of any Environmental Defect that Purchaser intends to assert in its Notice of Environmental Defects promptly (but in any event prior to the Defect Notice Deadline).
     (b) On or before the Defect Notice Deadline, Purchaser shall deliver to Seller a written notice (a “Notice of Environmental Defects”) that sets forth all Environmental Defects affecting the Acquired Assets that Purchaser desires to assert under this Article 6. The Notice of Environmental Defects shall, with respect to each Environmental Defect set forth therein: (i) describe the nature of and basis for such Environmental Defect; (ii) describe the Assets generally affected by such Environmental Defect; (iii) describe the Remediation or other curative action that Purchaser reasonably anticipates is required to Remediate or otherwise cure such Environmental Defect; (iv) describe Purchaser’s good-faith estimate of the Environmental Defect Value with respect to the Acquired Assets affected by such Environmental Defect; and (v) include all documentation supporting the nature and basis of such Environmental Defect and the estimate of its Environmental Defect Value.
     6.5 Waiver; Remediation; Adjustment; Deductible.
     (a) Waiver. Except for Purchaser’s remedies with respect to a breach by Seller of Section 8.5, 10.1, 10.2 or 10.6, an Environmental Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any adjustment pursuant to Section 3.2(b)(v) for such Environmental Defect or to exclude the Acquired Asset affected by such Environmental Defect, and Seller shall not be obligated to cure such Environmental Defect, if: (i) Purchaser fails to provide written notice to Seller of such Environmental Defect on or before the Defect Notice Deadline and otherwise substantially in accordance with Section 6.4(b); or (ii) the Environmental Defect Value with respect to such Environmental Defect is less than the Environmental Defect Threshold (or, in the event such Environmental Defect affects a well site, equipment installation, oil facility or similar installation, the Environmental Defect Value with respect to all Environmental Defects applicable to such well site, equipment installation, oil facility or similar installation is less than the Environmental Defect Threshold).
     (b) Remediation. Seller shall have the right and option, but not the obligation, to attempt to Remediate or otherwise cure, and to Remediate or otherwise cure, any Environmental

Defects that are not waived under Section 6.5(a) on or before the Closing Date. An Environmental Defect that is not waived under Section 6.5(a) or Remediated or otherwise cured under this Section 6.5(b) is referred to in this Agreement as an “Unwaived/Uncured Environmental Defect.”
     (c) Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to the Base Purchase Price in the amount, if any (the “Environmental Defect Adjustment”), by which: (i) the sum of the Environmental Defect Values with respect to all Unwaived/Uncured Environmental Defects; exceeds (ii) the Environmental Defect Deductible. If, after taking into account the provisions of this Article 6, the Environmental Defect Deductible is equal to or greater than the sum of the Environmental Defect Values with respect to all Unwaived/Uncured Environmental Defects, then Purchaser shall not be entitled to an Environmental Defect Adjustment.
     6.6 Agreement on Environmental Defects.
     (a) Attempt to Agree. With respect to each Environmental Defect that the Parties do not agree has been waived or Remediated or otherwise cured under Section 6.5 (each, an “Open Environmental Defect”), from the receipt by Seller of Purchaser’s Notice of Environmental Defects until the Closing Date or the earlier acknowledgement of Purchaser in writing that it is not entitled to an Environmental Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Environmental Defect Value of each such Open Environmental Defect.
     (b) Agreement. If Seller and Purchaser agree on the existence and Environmental Defect Value of any such Open Environmental Defect, then the Environmental Defect Value for such Open Environmental Defect shall be the agreed Environmental Defect Value for purposes of determining the Environmental Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.
     (c) Agreement Before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Environmental Defect Values of all Open Environmental Defects, then the amount of the Environmental Defect Adjustment, if any, shall be deducted from the Base Purchase Price at the Closing, and shall be reflected in the Closing Amount.
     (d) Failure to Agree. If, before the Closing Date, Seller and Purchaser do not agree on the existence and/or Environmental Defect Values of all Open Environmental Defects, then: (i) the existence and Environmental Defect Value of those Open Environmental Defects that are not agreed (but only those that are not agreed), shall be Environmental Disputed Matters settled by the Environmental Expert under Section 6.8; (ii) there shall be no adjustment to the Closing Amount; provided, however, to the extent the amount of Purchaser’s good-faith estimate of the Environmental Defect Value attributable to all Open Environmental Defects taken together with the amount of the Environmental Defect Value attributable to all Unwaived/Uncured Environmental Defects exceeds the Environmental Defect Deductible, such excess amount (the “Environmental Defect Escrow Amount”) shall be deducted from the Closing Amount and paid to the Defects Escrow at the Closing pursuant to the terms of the Defects Escrow Agreement; (iii) promptly upon the Environmental Expert’s resolution of any such Open Environmental Defect(s), the portion of the Environmental Defect Escrow Amount relating thereto (together with any interest thereon) shall be disbursed to the Party entitled to same in accordance with the provisions of this Agreement and the Defects Escrow Agreement (the “Environmental Resolved Amount”) and (iv) the Environmental Defect Value alleged by Purchaser with respect to each such Open

Environmental Defect shall be taken into account for purposes of determining whether the Title/Environmental Termination Threshold has been exceeded pursuant to Section 6.7(a).
     6.7 Termination for Title/Environmental Defects.
     (a) If, (i) the sum of: (A) the aggregate Title Defect Values alleged by Purchaser in its Notice of Title Defects with respect to all Title Defects alleged by Purchaser in its Notice of Title Defects (irrespective of any election by Seller under Section 5.6(b) to attempt to cure such Title Defects either after Closing or before the Closing to the extent such cure has not been effected by the date of the Termination Response Notice); minus (B) the aggregate value of all Interest Additions alleged by Purchaser in its Notice of Title Defects; plus (C) the aggregate Environmental Defect Values alleged by Purchaser in its Notice of Environmental Defects with respect to all Environmental Defects alleged by Purchaser in its Notice of Environmental Defects plus (D) the amount of all Casualty Losses; exceeds (ii) an amount equal to 10% of the Base Purchase Price (the amount in this clause (ii), the “Title/Environmental Termination Threshold”), then (x) Seller may send a written notice to Purchaser within five (5) Business Days after receipt of Purchaser’s Notice of Title Defects and Notice of Environmental Defects indicating that Seller desires to terminate this Agreement, in which case this Agreement shall immediately terminate and, (y) Purchaser may send a written notice to Seller (a “Purchaser Defect Termination Notice”) that Purchaser desires to terminate this Agreement; provided, that a Purchaser Defect Termination Notice shall be delivered to Seller at the time, or within two (2) Business Days following the time, Purchaser delivers to Seller its Notice of Title Defects and Notice of Environmental Defects. Any such Purchaser Defect Termination Notice shall be based on alleged Title Defects, alleged Title Defect Values, alleged Interest Additions, alleged values of Interest Additions, alleged Environmental Defects, alleged Environmental Defect Values and estimated Casualty Losses that are reasonably determined in good faith by Purchaser at the time of such notice.
     (b) Within four (4) Business Days after the receipt by Seller of a Purchaser Defect Termination Notice, Seller shall send a written notice to Purchaser (a “Termination Response Notice”) indicating Seller’s election in its sole discretion to either: (i) terminate this Agreement, in which case this Agreement shall immediately terminate; or (ii) proceed to have any Title Defects alleged by Purchaser in its Notice of Title Defects, the existence, waiver, cure, or Title Defect Value of which are not agreed in good faith by Seller, and any Interest Additions, the existence or value of which are not agreed in good faith by Seller (collectively, “Unagreed Termination Title Matters”) determined under Section 5.9, and any Environmental Defects alleged by Purchaser in its Notice of Environmental Defects, the existence, waiver, Remediation, or Environmental Defect Value of which are not agreed in good faith by Seller (“Unagreed Termination Environmental Matters”) determined under Section 6.8, as applicable. If Seller delivers a Termination Response Notice under clause (ii) of this Section 6.7(b) (a “Termination Dispute Notice”), then the Parties shall immediately proceed to have any Unagreed Termination Title Matters determined under Section 5.9, and any Unagreed Termination Environmental Matters determined under Section 6.8, as applicable, and the Closing or termination of this Agreement shall be stayed (and the Closing Date shall be extended) pending the outcome of such dispute resolution procedures.
     (c) If Seller delivers a Termination Dispute Notice and after the determination under Section 5.9 of any such Unagreed Termination Title Matters, and the determination under Section 6.8 of any such Unagreed Termination Environmental Matters, as applicable, the sum of the Title Defect Values for all Title Defects asserted by Purchaser in its Notice of Title Defects (whether determined by agreement of the Parties or pursuant to Section 5.9), the Environmental Defect

Values for all Environmental Defects asserted by Purchaser in its Notice of Environmental Defects (whether determined by agreement of the Parties or pursuant to Section 6.8) and the estimated amount of all Casualty Losses exceeds the Title/Environmental Termination Threshold, then this Agreement shall immediately terminate.
     (d) If Seller delivers a Termination Dispute Notice and after the determination under Section 5.9 of any Unagreed Termination Title Matters, and the determination under Section 6.8 of any Unagreed Termination Environmental Matters, as applicable, the sum of the Title Defect Values for all Title Defects asserted by Purchaser in its Notice of Title Defects (whether determined by agreement of the Parties or pursuant to Section 5.9), the Environmental Defect Values for all Environmental Defects asserted by Purchaser in its Notice of Environmental Defects (whether determined by agreement of the Parties or pursuant to Section 6.8) and the estimated amount of all Casualty Losses does not exceed the Title/Environmental Termination Threshold, then the Parties shall, subject to the satisfaction or waiver of the other conditions to Closing in this Agreement, proceed to the Closing two Business Days following the Parties’ receipt of such determination.
     6.8 Dispute Resolution. If (1) any Open Environmental Defects, including the existence, waiver, Remediation, and Environmental Defect Values thereof (collectively, “Environmental Disputed Matters”), are not agreed upon under Section 6.6, then any such Environmental Disputed Matters or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then any Unagreed Termination Environmental Matters, shall, in each case, be resolved by a single Environmental Expert under the dispute resolution procedure in this Section 6.8. For purposes of determining the Environmental Defect Value of any Environmental Defect in connection with any Termination Dispute Notice, the Environmental Expert shall take into account any Remediation or cure of such Environmental Defect that has been effected as of the date of the Termination Dispute Notice, but not thereafter.
     (a) Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Environmental Expert within five Business Days after the Closing (or in the case of a Termination Dispute Notice, within five Business Days after the delivery by Seller of such Termination Dispute Notice). After the Environmental Expert has been engaged, if the Environmental Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Environmental Expert shall be replaced within five Business Days thereafter by Purchaser and Seller in accordance with this Section 6.8, and the time periods in this Section 6.8 shall be extended as necessary or appropriate. The fees and expenses of the Environmental Expert shall be paid 50% by Seller and 50% by Purchaser.
     (b) Materials to Environmental Expert. Within 20 Business Days after the Closing Date (or in the case of a Termination Dispute Notice, within 20 Business Days after the delivery by Seller of such Termination Dispute Notice), the Parties shall provide to the Environmental Expert the following materials:
     (i) Purchaser’s Notice of Environmental Defects and all documentation provided therewith or otherwise provided by Purchaser to Seller in connection with any Open Environmental Defects (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters);
     (ii) such evidence as Seller shall have provided to Purchaser to dispute the existence, waiver, Remediation, and alleged Environmental Defect Values with respect to all Open Environmental Defects (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters), in each case assigned thereto by Purchaser in its Notice of Environmental Defects, together with Seller’s good faith estimate of the Environmental Defect Values with respect to all such Open Environmental Defects, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters); and
     (iii) this Article 6, and Exhibits A-1, A-2, A-3, A-4, A-5 and C to this Agreement, together with any definitions of terms used in this Article 6 and such Exhibits, but no other provisions of this Agreement.
     (c) Decisions of Environmental Expert. The Environmental Expert shall make his or her determination and provide to the Parties written findings within 20 Business Days after he has received the materials under Section 6.8(b). The decision of the Environmental Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Environmental Disputed Matters associated with each Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter) that is not agreed upon by the Parties under Section 6.6 or 6.7, as applicable. The Environmental Expert shall make a separate determination with respect to each Open Environmental Defect. The written finding of the Environmental Expert shall only set forth the Environmental Expert’s decision with respect to each applicable Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter), and not the Environmental Expert’s rationale for the decision. The Environmental Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Environmental Disputed Matters (or in the case of a Termination Dispute Notice, such Unagreed Termination Environmental Matters, as applicable) to the Accounting Referee under Section 14.1.
     6.9 Exclusive Remedy. Purchaser acknowledges that the Acquired Assets have been used to explore for, develop, and produce oil and gas, and that in the past there (i) may have been Releases of wastes, crude oil, condensate, produced water, or other materials, including Hazardous Materials, above, in, on, or under the Acquired Assets and (ii) may exist other conditions that may constitute an Environmental Defect. Notwithstanding anything to the contrary in this Agreement, this Article 6 and the indemnifications provided for under Sections 16.2(a)(i), 16.2(a)(ii) and 16.2(a)(iii) constitute the entire and exclusive remedies of Purchaser with respect to any conditions, events, circumstances, acts, or omissions of, or relating to, the Environment, any Hazardous Materials, any Releases, or any Assumed Environmental Liabilities attributable to the Acquired Assets (collectively, “Environmental Matters”). Other than in respect of the Liability and obligations of Seller under (A) Section 16.2(a)(i) with respect to breach or default of the representations and warranties in Section 8.5 (subject to the other provisions of Article 16), (B) Section 16.2(a)(ii) with respect to a breach or default of Seller’s covenants and agreements set forth in Article 10, and (C) Section 16.2(a)(iii) with respect to the Retained Liabilities, Purchaser hereby waives, for itself and its successors and assigns, any other Claims, Losses, or rights against any of the Indemnified Seller Parties relating to any Environmental Matters, whether arising under Environmental Laws, any other Laws (whether in contract, tort, equity, or otherwise), or any other legal theory.

Article 7
Representations and Warranties Regarding Seller
     Seller represents and warrants to Purchaser as of the Execution Date (and shall confirm such representations and warranties as provided in the certificate to be delivered by Seller at Closing pursuant to Section 13.2(i)) as follows:
     7.1 Existence and Good Standing. Seller is a corporation that is validly existing and in good standing under the Laws of the State of Delaware.
     7.2 Foreign Qualification. Seller is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a Material Adverse Effect.
     7.3 Power and Authority. Seller has the full corporate power and authority to carry on its business as presently conducted, to own, lease, or otherwise hold the Acquired Assets, to execute and deliver the Transaction Documents to which Seller is or will become a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.
     7.4 Due Authorization. The execution and delivery by Seller of the Transaction Documents to which Seller is or will become a party, the performance by Seller of its respective obligations under such Transaction Documents, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary corporate action of Seller, including any required board of director, stockholder, and other authorizations or approvals under the Law applicable to, and the Organizational Documents of, Seller.
     7.5 Execution and Delivery; Enforceability.
     (a) This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     (b) Each Transaction Document to which Seller will become a party, when executed and delivered by Seller, will have been duly executed and delivered by Seller, and will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     7.6 Liabilities for Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Purchaser or its Affiliates shall have any Liability or responsibility whatsoever.
Article 8
Representations and Warranties Regarding Assets and Operations
     Seller represents and warrants to Purchaser as of the Execution Date (and shall confirm such representations and warranties as provided in the certificate to be delivered by Seller at Closing pursuant to Section 13.2(i)) as follows:

     8.1 Material Required Consents. To the Knowledge of Seller, the Material Required Consents set forth on Section 8.1 of the Disclosure Schedule constitute all of the Material Required Consents to which the Acquired Assets are subject or that are required to be obtained by Seller in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.
     8.2 Preferential Rights. To the Knowledge of Seller, the Preferential Rights set forth on Section 8.2 of the Disclosure Schedule constitute all of the Preferential Rights that will be triggered in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.
     8.3 Conflicts. Except for consents, approvals, and authorizations of Governmental Authorities and third parties (which are covered by Sections 8.1, 10.7 and 10.8) and Preferential Rights (which are covered by Sections 8.2 and 10.9), and except as set forth on Section 8.3 of the Disclosure Schedule the execution, delivery, and performance by Seller of this Agreement does not, and the execution, delivery, and performance by Seller of the Transaction Documents to which Seller will become a party, will not: (a) result in a violation or breach, in any material respect, of any Law or Order that is binding on Seller or any of the Acquired Assets; (b) contravene or result in a violation of any provision of the Organizational Documents of Seller; or (c) constitute a default or an event of default in any material respect under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Seller is a party or to which its assets are bound.
     8.4 Rentals and Royalties.
     (a) Except for the Proceedings listed in Section 8.4(a) of the Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of Seller, threatened in writing, against Seller or relating to any of the Acquired Assets before any Governmental Authority, arbitrator, or arbitration panel relating to rentals or Royalties payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.
     (b) Except for any settlement agreement listed in Section 8.4(b) of the Disclosure Schedule, a true and complete copy of which has been provided by Seller to Purchaser, Seller is not a party to any contract or agreement entered into to settle any Claims or Proceeding relating to rentals or Royalties paid or payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.
     (c) Except for such items that are being held in suspense in good faith and in accordance with applicable Law, all rentals, Royalties and other payments due and payable under the Acquired Leases with respect to Seller’s interest in the Acquired Assets that are operated by Seller have been properly and correctly paid in all material respects.
     8.5 Environmental Matters. Except as to those matters set forth in Section 8.5 of the Disclosure Schedule (collectively, “Disclosed Environmental Matters”), (a) Seller has not received any written notice from any Governmental Authority alleging a violation of Environmental Laws by Seller during the period of Seller’s ownership or Operations of the Acquired Assets that has not been Remediated or otherwise cured in all material respects and would result in a material liability to the owner of the Acquired Assets, (b) to Seller’s Knowledge, no investigation of any alleged violation of Environmental Laws in any material respect with respect to any portion of the Acquired Assets is pending by or before any Governmental Authority, (c) to Seller’s Knowledge, the Acquired Assets are in compliance in all material respects with Environmental Laws, (d) to the Knowledge of Seller, there are no Proceedings seeking monetary damages, injunctive relief, remedial action, penalties, cost recovery or other remedy pending or threatened in writing to Seller against or with respect to the Acquired Assets, or against Seller or its Affiliates from their ownership or operations of the Acquired Assets and relating to the violation of, liability under, or noncompliance with any Environmental Law in any material respect, and (e) Seller has not entered into, and Seller is not currently subject to, any agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of Governmental Authorities based on any Environmental Laws that require any material change in the present condition of the Acquired Properties in order to comply with Environmental Laws. To its Knowledge, as of the date hereof Seller has provided to Purchaser all material written reports, analyses and other documents in the possession or control of Seller or its Affiliates relating to the environmental condition of the Acquired Assets or otherwise in respect of environmental matters relating to the Acquired Assets or the ownership or operation thereof. The representations and warranties made in this Section 8.5 and in Section 8.6 concerning current plugging obligations are the only representations and warranties of Seller with respect to environmental matters.
     8.6 Current Plugging Obligations. Except as to those matters set forth in Section 8.6 of the Disclosure Schedule, Seller has not, and to Seller’s Knowledge no third party operator has, received any written notice or demand from any Governmental Authorities or other third parties to plug any Acquired Wells.
     8.7 Property and Production Taxes.
     (a) Except as set forth in Section 8.7(a) of the Disclosure Schedule, subject to valid extensions, Seller has filed all Tax Returns it was required to file with respect to all Property and Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.
     (b) Seller has made available to Purchaser true and complete copies of all Tax Returns that have been filed by Seller for tax periods beginning on or after January 1, 2007, with respect to any Property or Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.
     (c) Except for the audits and investigations listed in Section 8.7(c) of the Disclosure Schedule, there are no audits or investigations pending, or, to the Knowledge of Seller, threatened in writing, against Seller or any of the Acquired Assets before any Governmental Authority relating to the payment of any Property and Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.
     8.8 Proceedings. Except to the extent relating to any environmental matters (which are covered by Section 8.5), any rentals or Royalties (which are covered by Section 8.4), and any Property and Production Taxes (which are covered by Section 8.7), and except for those Claims and Proceedings set forth in Section 8.8 of the Disclosure Schedule, there are no Claims or Proceedings pending, or to the Knowledge of Seller, threatened in writing, against Seller (or to Seller’s Knowledge, any third party operator) in respect of any of the Acquired Assets by or before any Governmental Authority, arbitrator, or arbitration panel that would result in a material liability on the ownership, operation or value of the Acquired Assets. No condemnation or eminent domain Proceeding is pending, or to the Knowledge of Seller, threatened in writing, against Seller or any of the Acquired Assets by any Governmental Authority affecting any portion of the Acquired Assets.
     8.9 Compliance with Laws. Except to the extent relating to any Environmental Laws (which are covered by Section 8.5); any rentals or Royalties (which are covered by Section 8.4); and any Property and Production Taxes (which are covered by Section 8.7), and except as set forth in Section 8.9 of the Disclosure Schedule, Seller has not received written notice of any material continuing or uncured violation on the part of Seller or any third party operator of any Laws applicable to the ownership or operation of the Acquired Assets and, to the Knowledge of Seller, Seller’s ownership and operation of the Acquired Assets has been in compliance with all applicable Laws in all material respects.
     8.10 Material Contracts.
     (a) Other than the Acquired Leases and the unitization, pooling, and communitization agreements, declarations, and orders described in Section 2.2(b), the Material Contracts constitute all of the contracts and agreements that materially affect the Acquired Assets, including all operating agreements and any agreement providing for a carry, a backing, earnout, or reversionary Working Interest in favor of third parties.
     (b) Except for the Material Contracts, Seller is not a party to any contract or agreement with any Affiliate of Seller that cannot be terminated by Purchaser upon thirty (30) days or less prior written notice after the Closing without penalty, cost, or Liability arising out or relating to such termination.
     (c) Except as set forth in Section 8.10(c) of the Disclosure Schedule, neither Seller nor, to Seller’s Knowledge, any counterparty has committed any continuing or uncured breach or default in any material respect under any Material Contract.
     8.11 Production Sales Contracts.
     (a) Except as set forth in Section 8.11(a) of the Disclosure Schedule, the Acquired Assets are not subject to any contract or agreement for the sale of Hydrocarbons or for the gathering or transportation of natural gas attributable to periods on or after the Effective Time, other than contracts and agreements that can be terminated on not more than sixty (60) days notice.
     (b) Except as set forth in Section 8.11(b) of the Disclosure Schedule, the Acquired Assets are not subject to any obligation under a Hedging Instrument, take-or-pay clause, or similar contract to deliver Hydrocarbons produced from the Acquired Assets or the proceeds from the sale thereof or to deliver Hydrocarbons in the future or any calls on production, options to purchase production, or other similar rights.
     (c) Except as set forth in Section 8.11(c) of the Disclosure Schedule, all proceeds from the sale of Hydrocarbons attributable to Seller’s interest in the Acquired Assets are currently being paid in full to Seller in the ordinary course and in all material respects (after Tax withholdings and similar deductions authorized by the terms of the Contracts or applicable Law).
     8.12 Suspense Accounts. Except as set forth in Section 8.12 of the Disclosure Schedule, Seller does not hold any third-party funds in suspense with respect to production of Hydrocarbons from any of the Acquired Assets.
     8.13 Payout Status. To Seller’s Knowledge, Section 8.13 of the Disclosure Schedule contains a list of any “payout” balance, as of the date set forth in such Section of the Disclosure Schedule, for the Acquired Wells operated by Seller subject to a reversion or other adjustments at some level of cost recovery or payout (or passage of time or other event other than termination of an Acquired Lease by its terms).

     8.14 Current Commitments. Section 8.14 of the Disclosure Schedule sets forth, as of the Execution Date, all authorities for expenditures or other current commitments (“AFE’s”) in excess of $50,000 per activity net to Seller’s interest relating to the Acquired Assets to drill or rework wells, build gathering systems or for other capital expenditures that in each case will be binding upon Purchaser after the Effective Time or for which all of the activities anticipated in such AFE’s have not been completed prior to the Effective Time. Seller shall supplement the information contained in Section 8.14 of the Disclosure Schedule at the Closing to reflect matters as of the Closing Date.
     8.15 Bonds and Credit Support. Section 8.15 of the Disclosure Schedule lists all bonds, letters of credit and other surety arrangements maintained by Seller and its Affiliates with respect to the Operation of the Acquired Assets.
     8.16 Labor Matters. Neither Seller nor its Affiliates has agreed to recognize any union or other collective bargaining representative with regard to any employee affiliated with, or who provides services with regard to, the Acquired Assets, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any such employee. To Seller’s Knowledge, there is no question concerning representation as to any collective bargaining representative concerning the above-mentioned employees, nor is there any union organizational campaign or petition pending.
     8.17 Imbalances. Except with respect to the respective Acquired Properties and in the respective amounts set forth on Section 8.17 of the Disclosure Schedule as of the date set forth for such amount therein, to Seller’s Knowledge, as of the date hereof Seller has no production, plant or transportation imbalances with respect to the Acquired Assets as a result of past production or deliveries in excess of the share to which it is entitled.
     8.18 Wells. All of the Acquired Wells operated by Seller, and to Seller’s Knowledge, all of the Acquired Wells operated by a third party, have been or are in the process of being drilled, completed, and/or operated within the boundaries of the Acquired Leases or within the limits otherwise permitted by the applicable Acquired Contracts. To Seller’s Knowledge, as of the date hereof there are no wells located on the Acquired Leases that are currently required to be plugged and abandoned.
     8.19 Leases. To Seller’s Knowledge, as of the date hereof each of the Acquired Leases is in full force and effect. Seller is not in breach or default in any material respect with respect to any of its obligations under any Acquired Lease. To Seller’s Knowledge, no lessor under any Acquired Lease has given written notice to Seller of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Acquired Lease or any provisions thereof.
Article 9
Purchaser’s Representations And Warranties
     Purchaser represents and warrants to Seller as of the Execution Date (and shall confirm such representations and warranties as provided in the certificate to be delivered by Purchaser at Closing pursuant to Section 13.2(i)) as follows:
     9.1 Existence and Good Standing. Purchaser is a corporation that is validly existing and in good standing under the Laws of the State of Texas.

     9.2 Foreign Qualification.
     (a) Purchaser is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver this Agreement and to perform its obligations under this Agreement to be performed by Purchaser before the Closing.
     (b) At the Closing, Purchaser will be duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign organization in each jurisdiction where Purchaser is required to be so qualified, authorized, registered, or licensed, and in good standing, to own (or, with respect to any Acquired Assets operated by Seller, to operate) the Acquired Assets, or where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver the Transaction Documents to which Purchaser will be a party, to perform its obligations under such Transaction Documents, or to consummate the Contemplated Transactions.
     9.3 Power and Authority. Purchaser has the full organizational power and authority to carry on its business as presently conducted, to own, lease, or otherwise acquire the Acquired Assets, to execute and deliver the Transaction Documents to which Purchaser is or will become a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.
     9.4 Due Authorization. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is or will become a party, the performance by Purchaser of its obligations under such Transaction Documents, and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary organizational action of Purchaser, including any required board of director, stockholder, and other authorizations or approvals under the Law applicable to, and the Organizational Documents of, Purchaser.
     9.5 Execution and Delivery; Enforceability.
     (a) This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     (b) Each Transaction Document to which Purchaser will become a party, when executed and delivered by Purchaser, will have been duly executed and delivered by Purchaser, and will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     9.6 Liabilities for Brokers’ Fees. Neither Purchaser nor any Affiliate of Purchaser has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Seller or its Affiliates shall have any Liability or responsibility whatsoever.
     9.7 Conflicts. Except for consents, approvals and authorizations of Governmental Authorities covered by Section 10.7 or customarily obtained after the closing of transactions similar to the Contemplated Transactions, except as would not have a material adverse effect on the acquisition, ownership, or operation by Purchaser of the Acquired Assets after the Closing or the ability of Purchaser to consummate the Contemplated Transactions, and except as set forth on Section 9.7 of the Disclosure Schedule, the execution, delivery, and performance by Purchaser of this Agreement does not, and the execution, delivery, and performance by Purchaser of the Transaction Documents to which Purchaser will become a party will not: (a) result in a violation or breach of any Law or Order that is binding on Purchaser or any of Purchaser’s material assets or properties; (b) contravene or result in a violation of any provision of the Organizational Documents of Purchaser; (c) constitute a default or an event of default under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Purchaser is a party or to which its assets are bound or (d) violate any judgment, order, ruling, or decree applicable to Purchaser.
     9.8 Proceedings. Except as set forth in Section 9.8 of the Disclosure Schedule, there are no Claims or Proceedings pending, or to the Knowledge of Purchaser, threatened in writing, against Purchaser by or before any Governmental Authority, arbitrator, or arbitration panel, that would: (a) have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions; or (b) materially delay or make illegal the Contemplated Transactions.
     9.9 Independent Evaluation.
     (a) Purchaser is knowledgeable about the oil and gas business and aware of its risks, and has retained and taken advice concerning the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions from attorneys, advisors, and consultants that are knowledgeable about the oil and gas business and the Laws applicable to the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions. Purchaser has been, or subject to Seller’s compliance with this Agreement, will be, afforded a reasonable and appropriate opportunity to visit the offices of Seller and to examine the Acquired Data and the Acquired Records and all other documents and materials reasonably requested by Purchaser or its authorized representatives or advisors with respect to the Acquired Assets and the Assumed Liabilities (the “Background Materials” and such materials include files and records, or copies of files and records, that Seller has used in its normal course of business and other information regarding the Acquired Assets and the Assumed Liabilities that Seller and its authorized representatives and advisors have compiled or generated).
     (b) Purchaser acknowledges and agrees that the Indemnified Seller Parties have not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials, or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Acquired Assets or the Assumed Liabilities furnished or to be furnished to Purchaser or its authorized representatives or advisors by or on behalf of Seller, including any estimates with respect to the value of the Acquired Assets or reserves, the requirements for the reporting of production and the payment and reporting of Royalties and Taxes, the ability to develop the Acquired Assets, to obtain any Permits required to develop the Acquired Assets, or to sell any Hydrocarbons attributable to production from the Acquired Assets, or of any projections as to events that could or could not occur.
     (c) In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, tax, environmental, and other consequences of the Contemplated Transactions, including its own estimate and appraisal of the extent and value of the Hydrocarbons and other reserves attributable to the Acquired Assets and the prices that may be received for Hydrocarbons produced from the Acquired Assets.
     (d) Except as expressly provided in this Agreement (including, without limitation, the confidentiality provisions of Section 10.12 hereof), the Indemnified Seller Parties shall not have any Liability to Purchaser or its Affiliates, or their respective Entity Representatives, arising out of or resulting from any authorized or unauthorized use, disclosure, or reliance on the Background Materials or other information and data relating to the Acquired Assets or the Assumed Liabilities provided by or on behalf of Seller or any other Indemnified Seller Party.
     9.10 Securities Laws. Purchaser has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that Purchaser is capable of evaluating the merits and risks of the acquisition of the Acquired Assets, and has so evaluated the merits and risks of such acquisition. Purchaser is able to bear the economic risk of its acquisition of the Acquired Assets, and, at the present time, is able to afford a complete loss of such investment. The Acquired Assets are being acquired by Purchaser for Purchaser’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Acquired Assets in violation of any registration or qualification requirements of any securities Laws.
     9.11 Qualification. Purchaser is now or at the Closing will be and thereafter will continue to be qualified to own and operate the Acquired Assets, including the federal, state, and fee Acquired Leases, including meeting all Permit, bonding, and other surety requirements. Consummation of the Contemplated Transactions by Purchaser will not cause Purchaser to be disqualified or to exceed any acreage limitations imposed by Law.
     9.12 Financial Resources. Purchaser has and will have, as of the Closing Date and at the Closing, the readily available financial resources necessary to pay the Closing Amount and to perform its obligations under the Contemplated Transaction.
Article 10
Certain Covenants and Agreements
     10.1 Affirmative Operations Covenants.
     (a) Before Closing. Except as consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed, or as otherwise provided in this Agreement, from the Execution Date to the Closing, Seller shall: (i) operate and maintain the Acquired Assets consistently with the practices of a reasonable and prudent operator; (ii) use its Commercially Reasonable Efforts to cause the operation of the Acquired Assets not operated by Seller to be operated and maintained in good and workmanlike manner; (iii) except as provided in clause (iv) below and in Section 3.2, pay or cause to be paid its proportionate share of all operating costs and expenses that become due and payable in connection with the operation and maintenance of the Acquired Assets; (iv) notify Purchaser of any AFE’s received by Seller or of which Seller obtains actual notice that pertain to Operations or capital projects to be conducted after the Effective Time with respect to the Acquired Assets and that provide for an amount that exceeds $50,000 per activity net to Seller’s interest (the “Interim Operation Approval Threshold”), and consult with Purchaser before paying Seller’s proportionate share of any such AFE and, except where immediate action is required under the circumstances or where such AFE’s are issued for only informational purposes not allowing Seller an election to participate, obtain Purchaser’s approval or disapproval with respect to whether Seller should elect to participate or not participate in the operations covered by such AFE (provided, that, approval of any AFE or election to participate contemplating expenditures in excess of $100,000 will require the approval of both Parties); (v) keep Purchaser reasonably informed of ongoing Operations and capital projects with respect to the Acquired Assets; (vi) maintain insurance coverage on the Acquired Assets in the amounts and types currently in force by Seller; (vii) use Commercially Reasonable Efforts to maintain in full force and effect all (A) Acquired Leases, except where any such interest terminates pursuant to its existing term, and (B) material Easements and material Permits held by it and issued by any Governmental Authority with respect to the Acquired Asset, (in each case) except where any such Easement or Permit terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same; (viii) give prompt written notice to Purchaser upon obtaining Knowledge of any material damage to or destruction of any of the Acquired Assets, and (ix) use Commercially Reasonable Efforts to proceed with the Leasing Program.
     (b) Upon Closing. Upon the Closing, without prejudice to Purchaser’s rights under the remaining provisions of this Agreement, Purchaser shall assume full Liability and responsibility for all Operations of Seller with respect to the Acquired Assets; provided, however, that notwithstanding anything contained to the contrary in this Agreement (other than Seller’s obligation under Section 13.2(k), Seller does not warrant or guarantee that Purchaser will become the operator of any portion of the Acquired Assets under any applicable joint operating agreements, as such will be controlled by the applicable joint operating agreements.
     10.2 Restriction on Operations. Subject to Section 10.1 and to the provisions of applicable operating agreements and other applicable contracts and agreements to the contrary, from the Execution Date to the Closing, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld or delayed, Seller shall not: (a) abandon any part of the Acquired Assets; (b) approve any capital projects or Operations on the Acquired Assets anticipated in any instance to cost more than the Interim Operation Approval Threshold and that are attributable to periods after the Effective Time (other than emergency Operations, and Operations required under existing AFE’s disclosed in the Disclosure Schedule or approved by Purchaser as contemplated under Section 10.1); (c) convey or dispose of any part of the Acquired Assets (other than the replacement of Equipment or Operating Inventory, or the sale of oil, gas, and other Hydrocarbons produced from the Acquired Assets in the Ordinary Course of Business), or enter into any farmout, farmin, or other similar contract affecting the Acquired Assets; (d) materially amend or materially modify, or terminate, or waive any material provision under, any Acquired Lease or Material Contract or enter into any contract that would materially affect the Operation of the Acquired Assets or (e) grant or create any Preferential Right or other transfer restriction or requirement with respect to the Acquired Assets.
     10.3 Marketing. From the Execution Date until the Closing, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld or delayed, Seller shall not materially amend or materially modify, or terminate, or waive any material provision under, any existing marketing contracts, or enter into any new marketing contracts providing for the sale of Hydrocarbons for a term in excess of one month that cannot be cancelled or terminated on sixty (60) days or less notice.
     10.4 Legal Status. From the Execution Date until the Final Settlement Date, Seller and Purchaser shall use its Commercially Reasonable Efforts to preserve and maintain its legal status and to assure that, as of the Closing Date, it will not be subject to any material Entity, legal, or contractual restriction that would prohibit or delay the timely consummation of the Contemplated Transactions.
     10.5 Notices of Claims. Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, if, at any time from the Execution Date until the Closing, Seller or Purchaser, as the case may be, receives written notice of any Claim or Proceeding of the type described in Section 8.8 or Section 9.8.
     10.6 Compliance with Laws. From the Execution Date until the Closing, Seller shall attempt in good faith to comply in all material respects with all applicable Laws, Permits, and Orders relating to the ownership of the Acquired Assets, and, to the extent that Seller is the operator of any such Acquired Assets, the operation of such Acquired Assets.
     10.7 Governmental Reviews and Filings.
     (a) Before Closing. From and after the Execution Date until the Closing, the Parties shall cooperate to provide all information requested by, make all required filings with, prepare and submit all required applications to, and conduct all negotiations required or requested by, any Governmental Authority as may be required to consummate the Contemplated Transactions.
     (b) HSR Act. Without limiting Section 10.7(a), if filings pursuant to and under the HSR Act are required in connection with the consummation of the Contemplated Transactions, Seller and Purchaser shall promptly (and in no event later than ten (10) Business Days) after the Execution Date compile and file (or will cause their “ultimate parent entity” (as determined for purposes of the HSR Act) to file) under the HSR Act such information with respect to such Party as the HSR Act requires. To the extent permitted by Law, the Parties shall cooperate and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act, including as to whether any HSR Act filings are required. To the extent HSR Act filings are required, each Party shall use Commercially Reasonable Efforts to take such actions as may be required to cause the expiration or termination of the notice periods under the HSR Act with respect to the Contemplated Transactions as promptly as possible after making such initial filings.
     (c) After Closing. Except as otherwise provided in Section 10.8, after the Closing, Purchaser shall, at is sole cost and expense, make all required filings with, obtain all required consents, approvals, authorizations, and Permits from, and prepare and submit all applications to, any Governmental Authorities as may be required to transfer title to the Acquired Assets to Purchaser, to comply with Laws, and to further consummate the Contemplated Transactions, and shall indemnify, defend, save, and hold harmless the Indemnified Seller Parties from and against all Claims arising out of Purchaser’s holding of title to the Acquired Assets after the Closing and before the securing of any necessary Permits, bonds, other surety arrangements, consents, approvals, and authorizations required under Law with respect to such transfer. After the Closing, Seller shall reasonably cooperate with Purchaser in making, preparing, submitting, and obtaining the filings, consents, approvals, authorizations, Permits, and applications to be made, prepared, submitted, or obtained by Purchaser under this Section 10.7(c).
     10.8 Material Required Consents.
     (a) From and after the Execution Date until Closing, Seller shall use its Commercially Reasonable Efforts, with reasonable assistance from Purchaser (including Purchaser providing required assurances of financial condition and operator qualifications), to obtain all Material Required Consents before the Closing.
     (b) If, during the course of Purchaser’s Due Diligence Review, Purchaser obtains Knowledge of any Material Required Consent that is not listed in Section 8.1 of the Disclosure

Schedule, Purchaser shall promptly after obtaining such Knowledge give written notice to Seller of such Material Required Consent, and Section 8.1 of the Disclosure Schedule shall be deemed updated by such Material Required Consent. With respect to the Acquired Lease listed in Section 10.8(b) of the Disclosure Schedule, in the event that the Material Required Consent required to be obtained by Seller in connection with the transfer and conveyance of such Acquired Lease to Purchaser is not obtained on or prior to the Closing Date, then, unless otherwise mutually agreed in writing by Seller and Purchaser, such Acquired Lease shall be held back from the Acquired Assets to be transferred and conveyed to Purchaser at Closing and the Closing Amount shall be adjusted downward by the Allocated Value of such Acquired Lease. In the event that such Acquired Lease is so held back at the initial Closing, such Acquired Lease will be conveyed to Purchaser within ten (10) days following the date on which Seller obtains the Material Required Consent in respect of such Acquired Lease for a purchase price equal to the Allocated Value of such Acquired Lease; provided, however, if the Material Required Consent in respect of such Acquired Lease is not obtained within one hundred twenty (120) days following the Closing Date, then such Acquired Lease shall be eliminated from the Acquired Assets and this Agreement unless Seller and Purchaser mutually agree in writing to proceed with a closing on such Acquired Lease in which Purchaser shall be deemed to have waived any objection with respect to the failure to obtain such Material Required Consent.
     (c) If a Material Required Consent (including any Material Required Consent subsequently discovered in the manner described in Section 10.8(b)) is not obtained before the Closing: (i) until the Final Settlement Date, Seller and Purchaser shall work together in good faith to obtain such Material Required Consent (including, in the case of Purchaser, providing required assurance of financial condition and operator qualifications); and (ii) neither this Agreement nor any other Transaction Document shall constitute an actual or attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Acquired Assets or Assumed Liabilities subject to the Material Required Consent. Promptly after any such Material Required Consent is obtained, Seller shall assign, transfer, and convey to Purchaser, and Purchaser shall assume from Seller, the Acquired Asset or Assumed Liabilities covered by the Material Required Consent pursuant to special purpose assignment and assumption documents substantially consistent with the Transaction Documents.
     10.9 Preferential Purchase Rights.
     (a) Compliance with Preferential Rights. Seller shall use its Commercially Reasonable Efforts to comply with any Preferential Rights that will be triggered in connection with this transaction by sending written notice of this Agreement, within five (5) Business Days after the Execution Date, to all Persons holding any such Preferential Rights, offering to sell to each such Person that portion of the Acquired Assets for which such a Preferential Right is held for an amount equal to the Allocated Value of such portion of the Acquired Assets.
     (b) Notification. If, during the course of its Due Diligence Review, Purchaser obtains Knowledge of any additional Preferential Right applicable to the Acquired Assets that will be triggered in connection with this transaction, Purchaser shall promptly after Purchaser obtains such Knowledge provide written notice to Seller of such Preferential Right, whereupon Seller shall promptly thereafter comply with such Preferential Right in accordance with Section 10.9(a).
     (c) Consummation Before Closing. If, before the Closing Date, any Preferential Right affecting any portion of the Acquired Assets is exercised or the time frame for the exercise of such Preferential Right has not expired, then that portion of the Acquired Assets affected by such Preferential Right shall be excluded from the Acquired Assets conveyed at the Closing, and the Closing Amount shall be adjusted downward by the Allocated Value of such portion of the Acquired Assets. If (i) the holder of any such exercised Preferential Right refuses to consummate the purchase of the Acquired Asset affected thereby within ninety (90) days following Closing or (ii) the time frame for the exercise of such Preferential Right expires with respect to the Acquired Asset affected thereby without exercise by the holder thereof, then Seller shall convey such Acquired Asset to Purchaser effective as of the Effective Time pursuant to an assignment and conveyance substantially in the form of Exhibit D and Purchaser shall pay to Seller the amount by which the Closing Amount was adjusted downward for such Acquired Assets (as adjusted pursuant to Section 3.2 through the date of such conveyance).
     (d) At Closing. If, with respect to a Preferential Right applicable to any portion of the Acquired Assets, either: (x) the time frame for the exercise of such Preferential Right has expired before the Closing Date and Seller has not received from the holder of such Preferential Right either a notice of such holder’s intent to exercise such Preferential Right, or (y) the holder of such Preferential Right has delivered to Seller written notice of its waiver of such Preferential Right, then the Purchase Price shall not be reduced as a result of such Preferential Right and the affected Acquired Asset shall be conveyed to Purchaser by Seller at the Closing.
     (e) Harvest Preferential Right. On or about the Execution Date of this Agreement, Purchaser expects to enter into a purchase and sale agreement to acquire the interests of Branta Exploration & Production, LLC (“Branta”), in properties which make up a portion of the Acquired Assets. Seller acknowledges that the Acquired Assets are subject to contracts in which Seller is granted a preferential right to purchase or similar right with respect to the interest of Branta that Purchaser intends to purchase from Branta. In the event Purchaser and Branta enter into such purchase and sale agreement, Seller agrees to waive its right to acquire any interest which Purchaser may purchase or contract to purchase from Branta in the properties which make up the Acquired Assets, whether by preferential right to purchase, right of first refusal, right of first offer or similar right contained in the contracts or any other agreement between Seller and Branta.
     10.10 Casualty Loss. If, after the Execution Date and before the Closing, a Casualty Loss occurs with respect to a portion of the Acquired Assets, then, notwithstanding such Casualty Loss, Purchaser and Seller shall proceed with the purchase and sale of the affected Acquired Assets without reduction of the Purchase Price, and Seller shall: (a) pay to Purchaser at the Closing all sums paid to Seller by Governmental Authorities and third parties before the Closing by reason of such Casualty Loss; and (b) assign, transfer, and convey to Purchaser all rights of Seller to any insurance proceeds received by or due to Seller (for purposes of this Section 10.10, Seller’s existing property insurance will be treated as having Casualty Loss coverage deductibles of $25,000 per occurrence and in the aggregate with all other similar claims), as well as all of the right, title, and interest of Seller in and to any claims, causes of action, unpaid proceeds, or other payments from Governmental Authorities or third parties arising out of such Casualty Loss. Before the Closing, Seller shall not voluntarily compromise, settle, or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     10.11 Change of Operator. Seller and Purchaser each agree to use their respective Commercially Reasonable Efforts to obtain all consents, authorizations, and approvals necessary to cause Purchaser to be elected as the operator of that portion of the Acquired Assets operated by Seller as of the Closing Date as well as any other Acquired Assets Purchaser desires to operate, and Purchaser hereby consents and agrees, subject to obtaining such necessary consents, authorizations, and approvals, to accept the designation, responsibilities, and Liabilities as the operator of such Acquired Assets.

     10.12 Confidentiality.
     (a) Confidentiality Agreement. Unless and until the Closing, the Confidentiality Agreement shall remain in full force and effect. Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without any further action of the Parties. If this Agreement is terminated before the Closing, the Confidentiality Agreement shall continue to remain in full force and effect in accordance with its terms, and shall survive the termination of this Agreement.
     (b) Obligations after Closing. For a period of two years following the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall not, directly or indirectly, disclose, or permit any of its Entity Representatives to disclose, to any third party the terms and conditions of this Agreement or the Contemplated Transactions (including all or any portion of the Purchase Price) (collectively, “Confidential Information”) without the written consent of the other Parties. Further, from and after the Closing, Seller shall not use or disclose to any third party, and shall cause each of its Affiliates not to use or disclose to any third party, any Purchaser Confidential Information (including geological or geophysical data or any other Purchaser Confidential Information concerning or included in the Acquired Assets), and shall exercise commercially reasonable efforts to enforce, and cause any of its existing or future Affiliates to enforce, any agreements with their respective employees, independent contractors, consultants, representatives and agents relating to such Purchaser Confidential Information. This Section 10.12(b) shall not prevent disclosure by a Party: (i) pursuant to Section 10.12(c) or Section 10.13; (ii) of information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement (including Section 10.13) or any other confidentiality agreement to which such Party is a party or of which it has Knowledge), as evidenced by generally available documents or publications; (iii) to the extent disclosure is necessary or advisable, to its Affiliates or to such Party’s or any such Affiliate’s Entity Representatives for the purpose of performing their respective obligations under this Agreement; (iv) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by such Party or its Affiliates, to the extent disclosure is necessary or advisable to obtain financing; (v) by Purchaser to one or more potential purchasers of any of the Acquired Assets; (vi) to Governmental Authorities to the extent necessary to comply with its obligations under this Agreement and Law with respect to the HSR Act; (vii) as required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; (viii) to third Persons holding preferential rights to purchase or rights of consent or rights to receive notice that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such right or such consents or to provide such notice; or (ix) to the extent necessary to comply with its obligations under this Agreement or any of the Transaction Documents or to enforce this Agreement; provided, however, that in each case of disclosure under clauses (iii), (iv), or (v), the Persons to whom disclosure is made are provided with a copy of this confidentiality provision, and the Party making such disclosure shall be liable and responsible for any breach by such Person of this confidentiality obligation.
     (c) Information Requests. Notwithstanding Section 10.12(b), if, in the opinion of a Party’s counsel, such Party is required by a Proceeding, discovery request, Freedom of Information Act (or state equivalent) request, investigative demand, subpoena, or Order to disclose Confidential Information (collectively, an “Information Request”), such Party shall give the other Party at least 10 days prior written notice (unless less time is permitted by the applicable Information Request, in which case the disclosing Party shall give as much notice as is possible), together with a copy of the Information Request. If, before the time such disclosure is required to be made, any such other Party provides the disclosing Party with written notice that it intends to object to the Information Request, file a motion for a protective order, file a motion to quash the Information Request, or take other legal action to prevent the disclosure of Confidential Information (collectively, an “Objection”), the disclosing Party shall not produce any documents or make any disclosures until it receives an Order from the relevant Governmental Authority, receives written consent from such other Party, or receives an opinion of legal counsel of the disclosing Party that the disclosing Party is legally required to comply with the Information Request despite the pending Objection. Further, the disclosing Party agrees to cooperate with the other Party, at the request and expense of each such other Party, in filing or obtaining an Objection to ensure confidential treatment of the Confidential Information. If, after compliance with the foregoing, the disclosing Party is required to disclose Confidential Information pursuant to such an Information Request, the disclosing Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed, and will cooperate with the other Party’s counsel to enable each such other Party, at its sole cost and expense, to obtain any available, reliable assurance that any Confidential Information so disclosed will be accorded confidential treatment.
     10.13 Public Announcements. Except as may be required by applicable Law, neither Purchaser nor Seller shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter). Any such press release or statement required by applicable Law shall be made after reasonable notice to (but not any consent from) the other Party.
     10.14 Required Bonding. Purchaser shall obtain all required bonds and other surety arrangements relating to the ownership, use, or operation of the Acquired Assets necessary to cause Seller’s and any of its respective Affiliates’ bonds and surety arrangements with respect to the Acquired Assets to be released at the Closing. Not later than five (5) Business Days before the Closing, Purchaser shall provide Seller with satisfactory evidence that all such bonds and surety arrangements have been obtained and will be unconditionally effective as of the Closing Date.
     10.15 Breach Before Closing; Knowledge of Breach. If, before the Closing, either Party obtains Knowledge that the other Party has breached any representation, warranty, covenant, or other provision of this Agreement, such Party with Knowledge shall provide notice to the other Party of such breach promptly (but in any event within five (5) Business Days) after such Party obtains such Knowledge or before the Closing, whichever is earlier. Notwithstanding the other terms of this Section 10.15 or any other provisions of this Agreement (other than as expressly set forth in Section 16.2(a) with respect to Title Defects and Environmental Defects) or any Transaction Document, the representations, warranties, indemnities, covenants and agreements of Seller and Purchaser set forth in this Agreement shall not be altered, limited or modified by any such Party’s Knowledge of any breach of any such representations, warranties, covenants or agreement or any failure to provide notice of the same. If such a notice of breach is delivered under this Section 10.15, or if a Party provides written notice to the other Party of such a breach by such notifying Party, then such breaching Party shall have ten (10) days after receipt of such notice to cure any such breach, and the Closing shall be extended as and to the extent necessary (but not more than ten (10) days) to permit such cure; provided, however, that this Section 10.15 shall not apply to the willful refusal of either Party to close the Contemplated Transactions.
     10.16 Fulfillment of Conditions. From and after the Execution Date until the Closing, each Party shall execute and deliver, or shall cause to be executed and delivered, on or before the Closing Date, each Transaction Document that such Party is required to execute or deliver, or cause to be executed and delivered, as applicable, as a condition to the Closing, and shall take all Commercially Reasonable Efforts necessary or desirable, and proceed diligently and in good faith, to satisfy each other condition to the obligations of the Parties contained in this Agreement (to the extent not inconsistent with this Agreement), and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.
Article 11
Conditions To Closing
     11.1 Mutual Conditions. The obligations of the Parties to consummate the Contemplated Transactions that are to be consummated at the Closing are subject to the satisfaction at the Closing of the following conditions (each of which may be waived by both Seller and Purchaser, in the sole discretion of each such Party):
     (a) Changes in Laws; Orders. No Governmental Authority shall have enacted, issued, promulgated, or deemed applicable any Law, or issued or granted any Order, that is in effect and that has the effect of enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Contemplated Transactions, and no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order.
     (b) No Proceeding. No Proceeding shall be pending or threatened in writing against any Party or the Acquired Assets that seeks to enjoin, make illegal, or otherwise prohibit or prevent the consummation of the Contemplated Transactions.
     (c) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, shall have expired or otherwise been terminated.
     (d) WARN Act. All applicable waiting periods (and any extensions thereof) under the WARN Act shall have expired or otherwise terminated.
     11.2 Seller’s Conditions. The obligations of Seller at the Closing are subject to the satisfaction at or before the Closing of the following conditions precedent (each of which may be waived by Seller, in its sole discretion):
     (a) Representations and Warranties. Except for any inaccuracies and breaches of the representations or warranties of Purchaser that would not, in the aggregate, result in an adverse effect on Purchaser’s ability to consummate the transactions contemplated hereunder, (i) each of the representations and warranties of Purchaser set forth in this Agreement that is qualified as to materiality or material adverse effect shall be true and correct in all respects, and (ii) each of the representations and warranties of Purchaser that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).
     (b) Covenants. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing.
     (c) Closing Deliveries. Purchaser shall have delivered or caused to have been delivered or be ready, willing and able to deliver to Seller duly executed copies of each of the

Transaction Documents required by this Agreement to be delivered or caused to be delivered by Purchaser at the Closing.
     11.3 Purchaser’s Conditions. The obligations of Purchaser at the Closing are subject to the satisfaction at or before the Closing of the following conditions precedent (each of which may be waived by Purchaser, in the sole discretion of Purchaser):
     (a) Representations and Warranties. Except for any inaccuracies and breaches of the representations and warranties of Seller that would not, in the aggregate, result in a Material Adverse Effect, (i) each of the representations and warranties of Seller set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and (ii) each of the representations and warranties of Seller that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).
     (b) Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing.
     (c) Closing Deliveries. Seller shall have delivered or caused to have been delivered or be ready, willing and able to deliver to Purchaser duly executed copies of each of the Transaction Documents required by this Agreement to be delivered or caused to be delivered by Seller at the Closing.
Article 12
Termination
     12.1 Termination.
     (a) Termination by Seller. This Agreement may be terminated by Seller, by written notice from Seller to Purchaser:
     (i) if any condition set forth in Section 11.2 that has not been waived in writing by Seller is not satisfied by the Closing Date (unless the failure results primarily from Seller’s failure to satisfy Purchaser’s conditions set forth in Section 11.3(a) or (b)), and Seller is ready, willing, and able to proceed to the Closing; or
     (ii) if Purchaser has breached any representation, warranty, covenant, or agreement of Purchaser in this Agreement in any material respect and such breach has continued without cure for a period of thirty (30) days after the notice of such breach; provided, however, the cure period with respect to Purchaser’s breach of its obligations under Section 10.7(b) and Section 10.16 shall end ten (10) days after Seller’s notice to Purchaser of such breach.
     (b) Termination by Purchaser. This Agreement may be terminated by Purchaser, by written notice from Purchaser to Seller:
     (i) if any condition set forth in Section 11.3 that has not been waived in writing by Purchaser is not satisfied by the Closing Date (unless the failure results primarily from Purchaser’s failure to satisfy Seller’s conditions set forth in Section 11.2(a) or (b)), and Purchaser is ready, willing, and able to proceed to the Closing; or

     (ii) if Seller has breached any (A) representation or warranty of Seller in this Agreement and such breach results in a Material Adverse Effect, or (B) covenant or agreement of Seller in this Agreement in any material respect, and Purchaser has notified Seller of such breach under Section 10.15, and such breach has continued without cure for a period of thirty (30) days after the notice of such breach.
     (c) Termination by Either Party. Either Party may terminate this Agreement by written notice to the other Party if the Closing shall not have occurred by June 30, 2011 (unless the failure of the Closing to have occurred results primarily from the terminating Party’s failure to satisfy the other Party’s conditions set forth in Section 11.2(a), 11.2(b), 11.3(a) or 11.3(b), as the case may be).
     (d) Mutual Termination. This Agreement may be terminated by the mutual agreement of Purchaser and Seller pursuant to a written document or instrument that is specifically identified as a termination of this Agreement.
     (e) Title/Environmental Termination. This Agreement may be terminated in accordance with Section 6.7.
     12.2 Remedies.
     (a) If Seller has the right to terminate this Agreement subject to and in accordance with (i) Section 12.1(a)(i) because of the failure of the conditions set forth in Section 11.2(a), 11.2(b) or 11.2(c) to be satisfied by the Closing Date or (ii) Section 12.1(a)(ii), then in either case Seller shall be entitled to either (A) seek specific performance or (B) subject to the limitations set forth in Section 17.12, terminate this Agreement and pursue against Purchaser any remedy available to Seller at law; provided, however, the limitations set forth in Section 17.12 (other than the prohibition on punitive damages, which shall apply) shall not apply if Closing does not occur as a result of Purchaser’s (1) wrongful failure to tender performance required at Closing and Seller has satisfied Purchaser’s conditions set forth in Section 11.3 or (2) fraud. Without waiving or releasing Purchaser from any of its other representations, warranties, covenants or agreements contained herein, specific performance with respect to Section 13.2(i) shall not require Purchaser to make a false statement in the closing certificate of Purchaser.
     (b) If Purchaser has the right to terminate this Agreement subject to and in accordance with (i) Section 12.1(b)(i) because of the failure of the conditions set forth in Section 11.3(a), 11.3(b) or 11.3(c) to be satisfied by the Closing Date or (ii) Section 12.1(b)(ii), then in either case Purchaser shall be entitled to either (A) seek specific performance or (B) subject to the limitations set forth in Section 17.12, terminate this Agreement and pursue against Seller any remedy available to Purchaser at law; provided, however, the limitations set forth in Section 17.12 (other than the prohibition on punitive damages, which shall apply) shall not apply if Closing does not occur as a result of Seller’s (1) wrongful failure to tender performance required at Closing and Purchaser has satisfied Seller’s conditions set forth in Section 11.2 or (2) fraud. Without waiving or releasing Seller from any of its other representations, warranties, covenants or agreements contained herein, specific performance with respect to Section 13.2(i) shall not require Seller to make a false statement in the closing certificate of Seller.
     12.3 Effect of Termination. If this Agreement is terminated under Section 12.1, all rights and obligations of the Parties under this Agreement shall terminate without any further Liability or obligation of any Party to any other Party; provided, however, that the provisions in Sections 10.12 and 10.13 (relating to confidentiality and press releases), the indemnification obligations of Purchaser under

Section 4.3(b), the provisions of Section 12.2 and this Section 12.3 (relating to termination), the provisions in Article 1 and Article 17, the other provisions of this Agreement that expressly survive the termination of this Agreement, and the definitions in Appendix A (to the extent used in the foregoing Sections, Articles, and provisions) shall survive the termination of this Agreement and remain in full force and effect. For the avoidance of doubt, the obligations of the Parties under the Confidentiality Agreement shall survive any termination of this Agreement.
Article 13
Closing
     13.1 Closing. The purchase and sale of the Acquired Assets shall be consummated at a closing (the “Closing”) to be held at the Houston, Texas, offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010 or at such other location as the Parties mutually agree in writing, at 10:00 a.m. Houston, Texas, time, on the later of (a) May 17, 2011, (b) the first Business Day after the satisfaction or waiver of the conditions set forth in Section 11.1, or (c) such other date as the Parties mutually agree in writing, in each case of the foregoing as such date and time may be extended under Section 10.15 (such date and time is referred to herein as the “Closing Date”).
     13.2 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
     (a) Assignment. Seller and Purchaser shall duly execute, acknowledge, and deliver an Assignment, Bill of Sale, and Conveyance of the Acquired Assets substantially in the form of Exhibit D (each, an “Assignment”) effective as of the Effective Time (and in sufficient counterparts to facilitate filing and recording), with a warranty from Seller that, except for Permitted Liens, title to the Assets being conveyed by Seller is free and clear of all Liens created by, through, or under Seller or its Affiliates, but not otherwise, and, subject to Seller’s representations and warranties in the Agreement, containing a disclaimer by Seller with respect to any other warranties, express or implied, as to the personal property, fixtures, or condition of the Acquired Assets, which shall be conveyed “as is, where is.”
     (b) Additional Assignments and Assumptions; Official Forms. Seller and Purchaser shall duly execute, acknowledge, and deliver such other assignments, assumptions, bills of sale, or deeds necessary to transfer the Acquired Assets to Purchaser and for Purchaser to assume the Assumed Liabilities, including any conveyances on official forms of relevant Governmental Authorities and related documentation necessary to transfer the Acquired Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities in accordance with this Agreement and the requirements of Law.
     (c) Transition Services Agreement. Purchaser and Seller shall duly execute and deliver a Transition Services Agreement substantially in the form of Exhibit F (the “Transition Services Agreement”).
     (d) Preliminary Settlement Statement. Seller and Purchaser shall duly execute and deliver the Preliminary Settlement Statement.
     (e) Closing Payment. Purchaser shall deliver the Closing Amount to Seller by wire transfer of immediately available funds under Section 3.3(b).

     (f) Letters in Lieu. Seller and Purchaser shall duly execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds attributable to production from the Acquired Assets from and after the Effective Time.
     (g) Releases. Seller shall deliver to Purchaser: (i) duly executed and acknowledged releases in recordable form of all mortgages, deeds of trust, security agreements and similar instruments created or assumed by, through, or under Seller, but not otherwise, that encumber the Acquired Assets; and (ii) releases of any related financing statements.
     (h) Change of Operator Forms. Seller and Purchaser shall duly execute federal and state change of operator forms with respect to those Acquired Assets of Seller that will be operated by Purchaser after the Closing under Section 10.11, and Seller shall execute and deliver to Purchaser resignation of operator letters in forms reasonably acceptable to Purchaser.
     (i) Closing Certificates. Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, a certificate duly executed by an officer of each such Party substantially in the form of Exhibit G as to the satisfaction of the closing conditions set forth in Sections 11.3(a) and 11.3(b) (with respect to Seller) and Sections 11.2(a) and 11.2(b) (with respect to Purchaser).
     (j) Non-Foreign Affidavits. Seller shall deliver to Purchaser affidavits of non-foreign status and no requirement for withholding under section 1445 of the Code.
     (k) Operatorship. With respect to any Acquired Assets for which Seller is presently designated as operator under the applicable operating or similar agreement, Seller will send letters to all non-operating working interest owners that have been prepared by Seller advising of Seller’s resignation as operator and voting its interest under such agreement in favor of appointing Purchaser as successor operator.
Article 14
Certain Post-Closing Obligations
     14.1 Post-Closing Adjustments.
     (a) Final Settlement Statement. On a date not earlier than the date that is ninety (90) days after the Closing and not later than 5:00 p.m., Houston, Texas, time, on the date that is one hundred twenty (120) days after the Closing (the “Final Settlement Date”), Seller, with the assistance and cooperation of Purchaser and Purchaser’s Entity Representatives under Section 14.1(i) and access to such Acquired Records and other information and records as Seller reasonably deems necessary or appropriate, shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) taking into account the payments, if any, made pursuant to Section 14.2 and setting forth: (i) each adjustment under Section 3.2 to any portion of the Base Purchase Price that was not finally determined as of the Closing pursuant to the Preliminary Settlement Statement, including all well (on a well-by-well or property-by-property basis) and pipeline imbalances for which no adjustments were made in the Preliminary Settlement Statement; and (ii) a reconciliation of the Closing Amount to the Purchase Price taking into account the adjustments under Section 14.1(j) (the “Final Purchase Price”).
     (b) Objection Report. As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any case not later than 5:00 p.m., Houston, Texas, time, on the date that is ten (10) Business Days after receipt of Seller’s proposed Final Settlement Statement (the “Objection Date”), Purchaser may deliver to Seller a detailed written report (an “Objection

Report”) containing: (i) those particular items or amounts in Seller’s proposed Final Settlement Statement as to which Purchaser objects; (ii) the reasons, in reasonable detail, for each such objection, together with any supporting documentation available to Purchaser; and (iii) Purchaser’s calculation of the Final Purchase Price. Any particular amounts or items contained in Seller’s proposed Final Settlement Statement that are not specifically objected to by Purchaser in a proper and timely delivered Objection Report shall be deemed accepted by Purchaser and shall be final, binding, and conclusive on all Parties. If Purchaser does not deliver a proper Objection Report by the Objection Date, Seller’s proposed Final Settlement Statement and calculation of the Final Purchase Price shall be deemed final, binding, and conclusive on all Parties.
     (c) Negotiation Period. If an Objection Report is properly and timely delivered by Purchaser, Purchaser and Seller shall negotiate in good faith during the 10 Business Day period after such delivery (the “Negotiation Period”) to reach an agreement on the disputed items or amounts to determine the Final Purchase Price. If Seller and Purchaser agree as to the Final Purchase Price or any particular amount or item thereof that is specifically objected to in the Objection Report, then Purchaser and Seller shall execute a written acknowledgement of such agreement, and the Final Purchase Price or any amounts or items thereof that are the subject of such agreement, as applicable, shall be deemed final, binding, and conclusive on all Parties.
     (d) Submission to Accounting Referee. If Purchaser and Seller are unable to agree on the Final Purchase Price and all such items or amounts by the expiration of the Negotiation Period, then any dispute, controversy, or matters of difference relating to the Final Settlement Statement or the determination of the Final Purchase Price (other than any such disputed items or amounts that constitute (i) Title Disputed Matters, which shall be resolved in accordance with Section 5.9, and if required, certified by the Title Expert to the Accounting Referee or (ii) Environmental Disputed Matters, which shall be resolved in accordance with Section 6.8, and if required, certified by the Environmental Expert to the Accounting Referee) (collectively, “Final Settlement Disputes”) shall be resolved by PricewaterhouseCoopers LLP, or if such firm declines to act in such capacity, by another firm of independent accountants that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser (the “Accounting Referee”). To the extent necessary, Seller and Purchaser shall act in good faith to promptly agree on the Accounting Referee and to execute such engagement letters and other documents as shall be necessary to engage the Accounting Referee within 10 Business Days after the expiration of the Negotiation Period. After the Accounting Referee has been engaged, if the Accounting Referee withdraws after a challenge, dies, or otherwise resigns or is removed, then such Accounting Referee shall be replaced within 10 Business Days thereafter by Purchaser and Seller in accordance with this Section 14.1, and the time periods in this Section 14.1 shall be extended as necessary or appropriate. The fees and expenses of the Accounting Referee shall be paid 50% by Seller and 50% by Purchaser.
     (e) Instructions to Accounting Referee. Purchaser and Seller shall instruct the Accounting Referee in its engagement letter or in another joint written statement that the Accounting Referee: (i) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with this Agreement and otherwise in accordance with GAAP, only the Final Settlement Disputes specifically disputed in a timely delivered Objection Report that remain in dispute, and that are not deemed by this Agreement to be final, binding, and conclusive; (ii) shall adjust Seller’s proposed calculation of the Final Purchase Price, if at all, to reflect the resolution of any such Final Settlement Dispute; (iii) may not determine a Final Purchase Price that is more than the applicable amount in the Final Settlement Statement or that is less than the applicable amount in Purchaser’s Objection Report; and (iv) shall use commercially reasonable efforts to complete its work and deliver to Purchaser and Seller a written report of its decision as promptly as practicable, and in any event within 30 Business Days after it has been engaged as the Accounting Referee.
     (f) Procedures of Accounting Referee. Each Party shall have the right to deliver to the Accounting Referee (with a copy to the other Party) a written presentation as to its position within 10 Business Days after the engagement of the Accounting Referee. Within 10 Business Days thereafter at a time and place agreed by the Parties and the Accounting Referee (or if the Parties are unable to agree, as determined by the Accounting Referee), each Party, shall have the right to make an oral presentation of its position and to present one or more (but not more than two) witnesses at a hearing conducted by the Accounting Referee. The remaining procedures governing such a hearing shall be determined by the Accounting Referee, except that each of Seller and Purchaser shall have the right to an approximately equal amount of time to present its position.
     (g) Determination of Accounting Referee. The Accounting Referee shall use commercially reasonable efforts to complete its work and deliver to Seller and Purchaser a written report of its decision as to any Final Settlement Disputes as promptly as practicable, and in any event within 30 Business Days after it has been engaged as the Accounting Referee (subject to the receipt of any required certifications from the Title Expert under Section 5.9 and/or Environmental Expert under Section 6.8). The Accounting Referee’s report shall include a calculation of the Final Purchase Price and any item or component thereof that was not finally determined during or before the Negotiation Period and a line-item comparison (showing increases and decreases) to the calculations contained in the Final Settlement Statement and the Objection Report, together with explanations of each variance. If any Final Settlement Dispute is submitted to the Accounting Referee under this Section 14.1, then the Final Purchase Price, as determined by the Accounting Referee and set forth in its report, shall be final, binding, and conclusive on all Parties.
     (h) Final Determination Date. The date (the “Final Determination Date”) on which the Final Purchase Price shall be deemed to have been determined shall be the earliest of: (i) the Objection Date, if Purchaser has not delivered an Objection Report with respect to the Final Purchase Price by the Objection Date; (ii) the date during the Negotiation Period that Purchaser and Seller have resolved all disputed amounts with respect to the Final Purchase Price, if all disputed amounts with respect to the Final Purchase Price are resolved during the Negotiation Period; and (iii) the date on which the Accounting Referee delivers its report as to the final determination as to the Final Purchase Price, if submitted to the Accounting Referee; provided, however, that the Final Determination Date shall in no event occur, and the Final Purchase Price shall not be determined, prior to the date on which all Open Title Defects and Open Environmental Defects have been resolved in accordance with Articles 5 and 6, as applicable.
     (i) Cooperation. Seller and Purchaser shall, and shall cause their respective Entity Representatives and independent accountants to, cooperate and assist as requested by the Parties and the Accounting Referee in the preparation of the Final Settlement Statement and the calculation of the Final Purchase Price and in providing access and conducting reviews referred to in this Section 14.1, including making available to the extent necessary their respective books, records, work papers, and personnel.
     (j) Payment of Final Purchase Price. If (i) the Final Purchase Price as finally determined under this Section 14.1 is more than (ii) the sum of (x) the Closing Amount plus (y) the amount of all payments (exclusive of interest) that have been paid, or are payable, to Seller out of the Defects Escrow, then Purchaser shall pay to Seller, within five Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Seller. If the amount in clause (i) above is less than the sum of (x) the Closing Amount plus (y) the amount of all payments (exclusive of interest) that have been paid, or are payable, to Seller out of the Defects Escrow, then Seller shall pay to Purchaser, within five Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Purchaser.
     14.2 Amounts Received After the Closing. After the Closing, any cash received by or credited to Seller applicable to any production of Hydrocarbons from, or any other proceeds received by or credited to Seller and attributable to, the Acquired Assets on or after the Effective Time shall be paid by Seller to Purchaser within 30 days after receipt of such cash or other proceeds, and any cash or other proceeds received by Purchaser applicable to any pre-Effective Time production of Hydrocarbons shall be paid to Seller within 30 days after receipt of such cash, in each case to the extent that the Final Adjustment Statement does not contain any adjustments in respect of such cash or other proceeds received or credited by Seller or Purchaser, as the case may be. Payments under this Section 14.2 shall not constitute an adjustment to any portion of the Purchase Price. Adjustments to the Purchase Price after the Closing shall be made only under Section 14.1.
     14.3 Records. Seller shall make the Acquired Records available for pick up by Purchaser at a mutually agreeable time promptly after the Closing. Seller may retain, at its sole cost and expense, copies of any Records, which shall be subject to the provisions of Section 10.12. The Acquired Records shall be made available to Seller for a period of seven years after the Closing for review and copying as reasonably requested by Seller for use in connection with any Claim or Proceeding and for accounting and Tax purposes; provided that Seller shall keep the information set forth therein confidential. Purchaser shall not destroy or otherwise dispose of any Acquired Records for a period of seven years after the Closing without providing Seller reasonable written notice and an opportunity to copy any such Acquired Records.
     14.4 Suspense Accounts. At the Closing, Seller shall transfer to Purchaser, and Purchaser shall assume, any suspense accounts maintained by Seller holding monies payable to royalty owners, mineral owners, and other Persons with an interest in production of Hydrocarbons attributable to the Acquired Assets that Seller has been unable to pay because such Persons cannot be located, the identity of such Persons is unknown, or any other reason. At the Closing, Purchaser shall be deemed to assume full and complete Liability and responsibility for proper handling and payment of any such suspended amounts and suspense accounts to the extent so transferred by Seller to Purchaser and for all monies payable to royalty owners, mineral owners, and other Persons to the extent attributable to post-Effective Time production of Hydrocarbons from the Acquired Assets, and for maintaining any necessary suspense accounts or suspended amounts arising out of or relating to post-Effective Time production of Hydrocarbons from the Acquired Assets.
     14.5 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate any reference to the name “Harvest (US) Holdings, Inc.” and any variations or extensions of such name from the Acquired Assets, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trade names, trademarks, service marks, and other marks belonging to Seller or any of its respective Affiliates.
     14.6 Litigation Support. For so long as any Party actively is contesting or defending against any Claim or Proceeding brought by or against any third party in connection with: (a) this Agreement or the Contemplated Transactions; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Acquired Assets, the other Party shall use its Commercially Reasonable Efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for the foregoing under Article 16).
     14.7 Further Assurances. From time to time after the Closing, Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Purchaser, and Purchaser shall execute, acknowledge, and deliver, and cause to be executed, acknowledged, and delivered to Seller, such further documents and instruments, and take such other and further actions, as may be reasonably requested by each such Party in order to more effectively assure to Purchaser the full beneficial use and enjoyment of the Acquired Assets purchased by Purchaser, and to more effectively assure to Seller the full assumption by Purchaser of, and release of Seller from, any Liability with respect to the Assumed Liabilities, and to otherwise more fully accomplish the Contemplated Transactions, in each case subject to the terms and conditions in this Agreement.
     14.8 Non-Competition. Provided that the Closing occurs, for a period of two (2) years from and after the Closing Date, Seller agrees that neither Seller nor its Affiliates shall, directly or indirectly, compete with Purchaser for the acquisition of oil, gas or mineral leases, mineral interests, royalty interests, overriding royalty interests, interests payable out of production, production payments, farmin or farmout agreements, participation agreements, exploration agreements, operating rights or contractual rights to acquire any of the foregoing interests in oil, gas or other minerals (collectively, “Mineral Interests”) covering lands situated inside or within three (3) miles of the border of the area depicted on Schedule 14.8. Notwithstanding the foregoing, (a) should Seller or an Affiliate of Seller, through inadvertence or otherwise, acquire any such Mineral Interests within the two (2) year period set forth herein, it shall promptly notify Purchaser of the acquisition, including all pertinent details concerning the location, terms and costs of the acquisition, and Purchaser shall have the right for a period of ten (10) days after receipt of notice to require Seller to convey or cause to be conveyed to Purchaser such acquired interest free and clear of liens, claims and encumbrances created by or under Seller, by reimbursing Seller for its direct acquisition costs thereof and (b) nothing in this Section 14.8 shall prejudice Seller’s rights under Section 5.6 with respect to Post-Closing Curable Title Defects.
Article 15
Tax Matters
     15.1 Apportionment.
     (a) Proration. All Property and Production Taxes with respect to the Acquired Assets, other than such Taxes which are Assumed Liabilities governed by Section 2.4 hereof, shall be prorated between Seller and Purchaser as of the Effective Time on the Preliminary Settlement Statement and on the Final Settlement Statement. On such Settlement Statements, Seller will be responsible for Property and Production Taxes attributable to time periods prior to the Effective Time and Purchaser will be responsible for Property and Production Taxes for time periods on and after the Effective Time.
     (b) Liability of Purchaser. Property and Production Taxes attributable to periods of time prior to the Effective Time, to the extent not actually assessed or otherwise determined as of the Execution Date (for purposes of the Preliminary Settlement Statement) and as of the Final Settlement Date (for purposes of the Final Settlement Statement), shall be computed based on each applicable Tax for the preceding tax year and prorated between Seller and Purchaser as of the Effective Time on the Preliminary Settlement Statement and prorated and readjusted as appropriate on the Final Settlement Statement in accordance with such calculation methodology and any additional assessment, determination or corrective information received as of the Final Statement Date.
     (c) Rights of Purchaser. Following the Final Settlement Date, to the extent permitted by Law Purchaser shall have the right to all deductions, credits, and refunds pertaining to Property and Production Taxes attributable to taxable periods whether before, on, or after the Effective Time and to both Purchaser’s and Seller’s share, no matter when received (and all such Property and Production Taxes with respect to all such taxable periods shall be deemed completely and finally settled by the related Purchase Price adjustments under Section 3.2 and Section 14.1).
     15.2 Tax Reports and Returns. From and after the Closing Date, Purchaser shall file all Tax Returns with respect to Property and Production Taxes and pay all Property and Production Taxes with respect to all tax periods that begin after the Closing Date. Seller shall promptly forward to Purchaser any reports or documents received by Seller and provide any information in Seller’s possession or control that is necessary for Purchaser to file any Tax Returns relating to such Property and Production Taxes.
     15.3 Transfer Taxes. The Purchase Price excludes, and Purchaser shall be liable for the entire amount of any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization, and similar Taxes, fees, and charges incurred or required to be paid in connection with the Contemplated Transactions.
     15.4 Form 8594. Seller and Purchaser shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation section 1.1060-1T, to report the allocation of the Purchase Price among the Acquired Assets. To the extent required by Code section 1060 and any Treasury Regulations promulgated thereunder, any such allocations shall be consistent with the Purchase Price allocation as set forth in Exhibit C.
     15.5 Section 1031 Exchange Accommodation.
     (a) Notwithstanding anything herein to the contrary, but subject to this Section 15.5, either Party (in such capacity, the “Exchanging Party”) may at any time prior to Closing assign all or any portion of its rights under this Agreement and take such other steps as required to satisfy the requirements of a like-kind exchange pursuant to Code section 1031 with respect to such Exchanging Party (an “Exchange Transaction”). Subject to the other provisions of this Section 15.5, the other Party (in such capacity, the “Non-Exchanging Party”) shall, as and when reasonably requested by the Exchanging Party from time to time, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further actions as the Exchanging Party may determine is reasonably necessary or appropriate for purposes of causing the Contemplated Transactions, in whole or in part, to satisfy the requirements of Code section 1031 with respect to the Exchanging Party.
     (b) Notwithstanding the foregoing, unless the Exchanging Party provides for reimbursement or indemnity reasonably acceptable to the Non-Exchanging Party: (i) the Non-Exchanging Party shall not be obligated to pay any additional costs or incur any additional obligations or Liabilities in connection with the Contemplated Transactions if such costs, obligations or Liabilities arise out of or result from the Exchange Transaction (ii) the Non-Exchanging Party shall not be obligated to take title to any other assets or property, or to undertake any obligations to any third party, as a result of the Exchange Transaction; and (iii) nothing herein shall be deemed the agreement of the Non-Exchanging Party to delay the Closing of, or payment under, this Agreement, in connection with the Exchange Transaction. The Non-Exchanging Party shall provide no assurance to the Exchanging Party that any particular tax treatment will be given to the Exchanging Party as a result of the Exchange Transaction, and the Non-Exchanging Party shall have no obligation to the Exchanging Party or any other Person if the Exchange Transaction fails to qualify as a “like kind exchange” under Code section 1031 or similar state or local tax provision.
     (c) The Parties acknowledge and agree that a whole or partial assignment by the Exchanging Party of rights under this Agreement or any of the Acquired Assets to a qualified intermediary or exchange accommodation titleholder as required by Code section 1031 and the administrative rules governing same (an “Intermediary”) shall not (i) release the Exchanging Party from any of its Liabilities and obligations under this Agreement or any other Transaction Document, or (ii) expand any Liabilities or obligations of the Non-Exchanging Party under this Agreement or any other Transaction Document. The Exchanging Party and any such Intermediary, and their successors and assigns, shall be jointly and severally liable for the obligations and Liabilities of the Exchanging Party under this Agreement and the other Transaction Documents, and shall indemnify, defend and hold harmless the Non-Exchanging Party from and against all Claims, Losses and Liabilities, if any, arising out of or resulting from an Exchange Transaction without regard to the Indemnification Threshold, including any Claims, Losses and Liabilities arising out of or resulting from the transfer, assignment or conveyance of any Acquired Assets to an Intermediary instead of the Exchanging Party.
     (d) Any assignment by the Exchanging Party of all or any portion of its rights under this Agreement to an Intermediary shall be made specifically subject to the acknowledgement by such Intermediary of its obligations and Liabilities under this Section 15.5, and such Intermediary shall agree in writing to be bound thereby. Any assignment made in violation of this Section 15.5 shall be void.
Article 16
Assumption of Liabilities, Remedies, and Indemnification
     16.1 Survival.
     (a) Representations and Warranties as to Assets and Operations. Subject to Section 16.1(e), the representations and warranties of Seller in Article 8 (and the related provisions of the certificate delivered by Seller pursuant to Section 13.2(i)) shall survive and remain in full force and effect until 5:00 p.m., Houston, Texas time, on the date that is one (1) year after the Closing Date.
     (b) Representations and Warranties as to Seller and Purchaser. Subject to Section 16.1(e), the representations and warranties of Seller in Article 7 (and the related provisions of the certificate delivered by Seller pursuant to Section 13.2(i)) and the representations and warranties of Purchaser in Article 9 (and the related provisions of the certificate delivered by Purchaser pursuant to Section 13.2(i)) shall survive and remain in full force and effect until 5:00 p.m., Houston, Texas, time, on the date that is one (1) year after the Closing Date.
     (c) Covenants Subject to Specific Date. Subject to Section 16.1(e), each of the covenants and performance obligations in this Agreement that are to be complied with or performed by a date specifically set forth in this Agreement shall survive and remain in full force and effect until 5:00 p.m., Houston, Texas, time, on the later of (i) the date that is one (1) year after the Closing Date and (ii) the date that is one (1) year after the last date under this Agreement for such covenant or performance obligation to be complied with or performed.
     (d) Other Covenants. Subject to Section 16.1(c), each of the other covenants and performance obligations in this Agreement shall survive indefinitely.
     (e) Survival After Claim. Notwithstanding Sections 16.1(a), 16.1(b) and 16.1(c), if a Claim Notice has been properly delivered under Section 16.3 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses or Third-Party Claims arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved under Section 16.2 or by agreement of the Parties.
     16.2 Indemnification and Defense.
     (a) Indemnification by Seller. Subject to Sections 16.1 and 16.5 and the other provisions of this Article 16, after the Closing, Seller shall indemnify, defend, and save and hold harmless the Indemnified Purchaser Parties from and against any and all Claims and Losses arising out of, attributable to, or in connection with: (i) any (x) failure of any representation or warranty made by Seller in Article 7 or Article 8 to be true and correct as of the Execution Date or (y) any breach of or inaccuracy in the certificate delivered by Seller at Closing pursuant to Section 13.2(i); (ii) any breach or default by Seller of its covenants or agreements under this Agreement; and (iii) the Retained Liabilities; provided, however, that Seller shall have no Liability to so indemnify, defend, and save and hold harmless the Indemnified Purchaser Parties from and against any Claim or Loss arising out of, attributable to or in connection with any breach or failure of a representation or warranty to the extent that: (x) Purchaser received an adjustment to the Purchase Price in respect to the matter giving rise to such breach or failure as a Title Defect or Environmental Defect, (y) asserted the matter giving rise to such breach or failure as a Title Defect or Environmental Defect pursuant to Article 5 or 6, respectively, or (z) such breach or failure of representation or warranty relates to a Title Defect or Environmental Defect of which Purchaser had Knowledge prior to the Defect Notice Deadline.
     (b) Indemnification by Purchaser. Subject to Sections 16.1 and 16.5 and the other provisions of this Article 16, after the Closing, Purchaser shall indemnify, defend, and save and hold harmless the Indemnified Seller Parties from and against any and all Claims and Losses arising out of, attributable to, or in connection with: (i) any (x) failure of any representation or warranty made by Purchaser in Article 9 to be true and correct as of the Execution Date or (y) any breach of or inaccuracy in the certificate delivered by Purchaser at Closing pursuant to Section 13.2(i); (ii) any breach or default by Purchaser of its covenants or agreements under this Agreement; (iii) the Assumed Liabilities; and (iv) any other matter from or against which Purchaser has agreed to indemnify the Indemnified Seller Parties under this Agreement, including as provided in Section 4.3(b) and Section 10.7(c).
     16.3 Claim Notice.
     (a) Contents. If an Indemnified Seller Party or an Indemnified Purchaser Party (an “Indemnified Party”) in good faith believes that such Indemnified Party is or may be entitled to indemnification or a defense under Section 16.2, and such Indemnified Party desires to assert its right to indemnification or a defense, Seller or Purchaser, as the case may be, on behalf of any such Indemnified Party must deliver a written notice (a “Claim Notice”) to the Party or Parties that the Indemnified Party believes is obligated to provide such indemnification or defense (individually or collectively, the “Indemnifying Party”). To be effective, a Claim Notice must include: (i) either (A) if known, the amount of the Loss or Claim, (B) if not known but subject to reasonable estimation, a reasonable estimate of the Loss or Claim, and (C) if not subject to reasonable estimation, a statement to that effect; (ii) the basis for the Claim or Loss, with supporting documentation; (iii) a list identifying, to the extent reasonably possible, each separate item of Loss and each Claim for which indemnity or a defense is so claimed; and (iv) in the case of a Third-Party Claim, copies of all demands, pleadings, and other material, written, non-privileged information received from third parties in the possession or control of the Indemnified Party with respect to the Third-Party Claim.
     (b) Time for Delivery — Third-Party Claims. In the case of a Claim or Proceeding brought by any Person other than a Party that may result in a Loss for which indemnification or a defense may be sought under Section 16.2 (a “Third-Party Claim”), to be effective, a Claim Notice must be delivered to the Indemnifying Party: (i) within 30 days after the Indemnified Party receives notice or obtains Knowledge of the Claim or Proceeding; and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that a delay in giving a notice within the time required under clause (i) of this Section 16.3(b) (but not clause (ii) of this Section 16.3(b)) shall not relieve the Indemnifying Party of its indemnification obligations under Section 16.2, except to the extent (and then only to the extent) that the Indemnifying Party was actually and materially prejudiced by such delay.
     (c) Time for Delivery — Other Claims. In the case of any Loss other than a Third-Party Claim for which indemnification may be sought under Section 16.2, to be effective, a Claim Notice must be delivered to the Indemnifying Party: (i) promptly (but in any event within 30 days) after the Indemnified Party has Knowledge or receives notice of the Loss or the event, circumstance, act, or omission giving rise to the right to indemnification; and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that a delay in giving a notice within the time required under clause (i) of this Section 16.3(c) (but not clause (ii) of this Section 16.3(c)) shall not relieve the Indemnifying Party of its indemnification obligations under Section 16.2, except to the extent (and then only to the extent) that the Indemnifying Party was actually and materially prejudiced by such delay.
     16.4 Third-Party Claims. With respect to a Third-Party Claim:
     (a) Defense by Indemnifying Party. If an Indemnified Party asserts it is entitled to indemnification or a defense in connection with a Third-Party Claim, at the election of the Indemnifying Party made by written notice to the Indemnified Party within 30 days after receipt of a Claim Notice with respect to such Third-Party Claim, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the

Indemnified Party, and the conduct of any related Proceedings through attorneys of the Indemnifying Party’s choice. If an Indemnifying Party elects to assume control of such defense:
     (i) the Indemnifying Party shall be deemed to have admitted its obligation to indemnify and defend the Indemnified Party in respect of such Third-Party Claim and may not later contest such obligation;
     (ii) the Indemnified Party may at its own expense participate in, but not control, any defense or settlement of any Third-Party Claim;
     (iii) the Indemnifying Party shall conduct such defense in a diligent manner at the sole cost and expense of the Indemnifying Party;
     (iv) the Indemnified Party shall make available to the Indemnifying Party all non-privileged documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim and provide such other information and assistance that the Indemnifying Party shall reasonably deem necessary to the proper defense of the Third-Party Claim;
     (v) the Indemnified Party shall make available to the Indemnifying Party all privileged documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim pursuant to the terms of a joint defense agreement mutually agreed in good faith by the Indemnified Party and the Indemnifying Party, unless counsel for the Indemnified Party reasonably determines that providing such information and entering into such joint defense agreement would compromise conflicting Claims of the Indemnified Party and the Indemnifying Party;
     (vi) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the defense of the Third-Party Claim, and provide copies of any materials disclosed to the claimant or plaintiff in connection with the defense of the Third-Party Claim; and
     (vii) the Indemnifying Party shall have the right to settle, adjust, or compromise such Third-Party Claim: (A) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld; or (B) without the consent of the Indemnified Party, if such settlement, adjustment, or compromise includes an unconditional release of the Indemnified Party and the other Indemnified Seller Parties or Indemnified Purchaser Parties, as applicable, imposes no relief other than monetary damages and does not otherwise materially and adversely affect the Indemnified Party.
     (b) Defense By Indemnified Party. If an Indemnified Party asserts it is entitled to a defense of the Third-Party Claim under Section 16.2, and the Indemnifying Party does not timely elect to assume control of the defense, or elects to assume control of the defense but does not continue to conduct such defense in a diligent manner, then:
     (i) if it is finally determined in a non-appealable final judgment of a court of competent jurisdiction that the Indemnifying Party was obligated to provide such defense or otherwise indemnify the Indemnified Party in respect of such Third-Party Claim, all reasonable costs and expenses incurred by the Indemnified Party to defend the Third-Party Claim shall be for the account of the Indemnifying Party;

     (ii) whether or not the Indemnifying Party is obligated to provide such defense, the Indemnifying Party shall make available to the Indemnified Party all non-privileged documents and materials in the possession or control of the Indemnifying Party relating to the Third-Party Claim that the Indemnified Party shall reasonably deem necessary to the proper defense of the Third-Party Claim; and
     (iii) the Indemnified Party shall have the right to settle, adjust, or compromise such Third-Party Claim with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, provided that no such consent shall be required to the extent the Indemnified Party does not seek indemnification of the Indemnifying Party with respect thereto.
     (c) Cooperation. If a Third-Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party shall cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third-Party Claim or any Party’s position with respect to such Third-Party Claim.
     16.5 Limitations on Losses. Notwithstanding any contrary provision of this Agreement:
     (a) the aggregate Liability of Seller under Section 16.2(a)(i) for the sum of indemnification payments and the costs and expenses of defense shall not exceed twelve percent (12%) of the Base Purchase Price;
     (b) Seller shall have no Liability under Section 16.2(a)(i) for indemnification until such time as the aggregate amount of all Losses suffered or incurred by the Indemnified Purchaser Parties subject to indemnification under Section 16.2(a)(i) exceeds the Indemnification Threshold, and if the aggregate amount of all such Losses exceeds the Indemnification Threshold, then, subject to Section 16.5(a), Seller shall be obligated to indemnify the Indemnified Purchaser Parties for amounts in excess of the Indemnification Threshold;
     (c) The provisions of Section 16.5(a) and Section 16.5(b) shall not apply with regard to Claims or Losses resulting from misrepresentations of Seller constituting common law actual fraud.
     (d) Purchaser shall have no Liability under Section 16.2(b)(i) for indemnification until such time as the aggregate amount of all Losses suffered or incurred by the Indemnified Seller Parties subject to indemnification under Section 16.2(b)(i) exceeds the Indemnification Threshold, and if the aggregate amount of all such Losses exceeds the Indemnification Threshold, then Purchaser shall be obligated to indemnify the Indemnified Seller Parties for amounts in excess of the Indemnification Threshold;
     (e) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO: (i) THE INDEMNIFIED PARTY’S SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT; OR (ii) WHETHER THE LIABILITY IS BASED ON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER LAW, SECURITIES LAW, OR OTHER LAW); AND

     (f) NO PARTY OR INDEMNIFYING PARTY SHALL HAVE ANY LIABILITY FOR INDEMNIFICATION, CLAIMS, LOSSES, OR OTHERWISE UNDER ANY PROVISION OF THIS AGREEMENT, AND “LOSSES” AND “CLAIMS” SHALL NOT INCLUDE, ANY COST, EXPENSE, DAMAGE, LOSS, OR LIABILITY IN THE NATURE OF CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, OR LOST BUSINESS OPPORTUNITIES (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO CLAIMS BY UNAFFILIATED THIRD PARTIES, WHICH SHALL BE INCLUDED IN LOSSES AND CLAIMS.
     16.6 Exclusive Remedy.
     (a) Exclusive Remedy. If the Closing occurs, the right of Purchaser to indemnification under Section 16.2 and Purchaser’s rights under the special warranty of title set forth in the Assignment shall be the sole and exclusive remedies of Purchaser against any Seller Indemnified Party for, subject to the limitations set forth in Sections 16.1, 16.3, and 16.5: (i) any breach by Seller of any of its respective representations, warranties, covenants, and agreements in the Transaction Documents, other than the Transition Services Agreement; (ii) all Claims and Losses of Purchaser arising out of, relating to, or in connection with the Transaction Documents, other than the Transition Services Agreement, or the Contemplated Transactions; and (iii) all other Claims and Losses arising out of, relating to, or in connection with the Acquired Assets and the Assumed Liabilities.
     (b) Waiver. If the Closing occurs, except for the right of Purchaser to indemnification under Section 16.2, Purchaser shall be deemed to have waived, to the fullest extent permitted under Law, any right to contribution against any Indemnified Seller Party (including any contribution under CERCLA or any other Environmental Law) and any and all other Claims and rights it may have against any Indemnified Seller Party arising under or based on any Law or other legal theory (whether in contract, tort, equity, or otherwise).
     16.7 Waiver of Right to Rescission. Each Party hereby waives and relinquishes any right to rescind this Agreement, the purchase and sale of the Acquired Assets, and the assumption of the Assumed Liabilities, or any of the other Contemplated Transactions.
     16.8 Mutual Releases. At the Closing: (a) Purchaser, on its own behalf and on behalf of the other Indemnified Purchaser Parties, shall be deemed to have waived and released the Indemnified Seller Parties from any and all Claims and Losses for which Purchaser has agreed to indemnify the Indemnified Seller Parties under this Agreement; and (b) Seller, on its own behalf and on behalf of the other Indemnified Seller Parties, shall be deemed to have waived and released the Indemnified Purchaser Parties from any and all Claims and Losses for which Seller has agreed to indemnify the Indemnified Purchaser Parties under this Agreement.
     16.9 Subrogation. To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and permitted assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.
     16.10 Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Purchaser or Seller may have against any Person that is not a party to this

Agreement for any obligations or Liabilities that may be incurred with respect to the Acquired Assets or the Assumed Liabilities.
Article 17
Miscellaneous
     17.1 Expenses.
     (a) Attorney’s Fees. In any court Proceeding brought under this Agreement, notwithstanding any contrary rule of Law, the court, in its discretion may award the prevailing Party in the Proceeding the reasonable costs and attorney’s fees in prosecuting or defending the Claim that is the subject of the Proceeding.
     (b) Other Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by a Party in negotiating or drafting the Transaction Documents or in consummating the Contemplated Transactions shall be paid by the Party incurring the same, including legal, advisory, and accounting fees, costs, and expenses.
     17.2 Jurisdiction and Venue. Except as otherwise provided in Section 14.1, Section 5.9 and Section 6.8, any Proceeding arising under or relating to this Agreement or the other Transaction Documents, the interpretation of this Agreement or the other Transaction Documents, or the enforcement of any provision of this Agreement or the other Transaction Documents (whether in Law, equity, or other theory) shall be brought or otherwise commenced in any state court or the United States District Court located in Houston, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained. Each Party irrevocably consents to service of process by delivery of the copy of the process pursuant to the notice provisions set forth in Section 17.5.
     17.3 Waiver of Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
     17.4 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
     17.5 Notices.
     (a) Addresses. All notices under this Agreement shall be in writing and shall be delivered either personally, by facsimile transmission, by internationally recognized overnight courier, or by registered or certified mail (return-receipt requested), postage prepaid, in any such case to the other Party at its addresses set forth below:

If to Seller:	Harvest (US) Holdings, Inc. 1177 Enclave Parkway, Suite 300 Houston, Texas 77077 Attention: General Counsel Facsimile: (281) 899-5702

With a copy to (which shall not constitute notice hereunder):

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Attention: Harva R. Dockery Facsimile: (214) 855-8200 Attention: Craig S. Vogelsang Facsimile: (713) 651-5246

If to Purchaser:	Newfield Production Company 1001 17th Street Suite 2000 Denver, Colorado 80202 Attention: Vice President Rocky Mountains Facsimile: (303) 893-0103

With a copy to (which shall not constitute notice hereunder):

Newfield Production Company 1001 17th Street Suite 2000 Denver, Colorado 80202 Attention: Legal Counsel Facsimile: (303) 893-0103

and

Cox Smith Matthews Incorporated 112 E. Pecan Street, Suite 1800 San Antonio, Texas 78205 Attention: Tobin E. Olson Facsimile: (210) 226-8395
     (b) When Notice Received. Any such notice shall be deemed to have been delivered and received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date electronic confirmation of receipt has been received by the transmitting Party (as evidenced by the transmitting Party’s facsimile machine) if such confirmation is received before 5:00 p.m. (Houston, Texas, time) on a Business Day (otherwise on the next Business Day after such confirmation is received); (iii) in the case of an internationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (iv) in the case of mailing by registered or certified mail (return-receipt requested), on the date such mail is received if on a Business Day (otherwise on the next Business Day after such mail is received). In the case of facsimile transmission, the sending Party shall use commercially reasonable efforts to promptly mail or deliver a confirmatory copy of the notice by internationally recognized courier or by registered or certified mail (return-receipt requested); provided, however, that the delivery or mailing, or the failure to deliver or mail, such a copy shall not affect the effectiveness or the time of delivery or receipt of the notice.
     (c) Change of Address. A Party may change its notice address by notice to the other Party in accordance with this Section 17.5.
     17.6 Entire Agreement. This Agreement (including the Appendix, Exhibits, Schedules, and Disclosure Schedule), the Confidentiality Agreement and that certain letter agreement dated March 21, 2011, between Seller, Purchaser and Branta contain the entire agreement and understanding between or among the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between or among the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement and the Confidentiality Agreement. The provisions of this Agreement and the Confidentiality Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement and the Confidentiality Agreement.
     17.7 Amendments and Waivers.
     (a) Amendments. This Agreement may not be amended except by a written agreement of the Parties that is identified as an amendment to this Agreement.
     (b) Waivers. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver.
     17.8 Binding Effect; Assignment.
     (a) Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and assigns, and shall inure to the benefit of the Parties and their respective permitted successors and permitted assigns.
     (b) Assignments Prohibited. Except as provided in Section 17.8(c), no Party may assign this Agreement or any of its rights or interests under this Agreement without the prior written consent of the other Party, which consent may be withheld in each such Party’s sole and absolute discretion, and any attempt to do so shall be void.
     (c) Assignments Permitted. Any Party shall have the right, without the consent of the other Party, to assign and delegate to an Affiliate of such Party all (but not less than all) of this Agreement and its rights, interests, Liabilities, and obligations under this Agreement; provided, however, that (i) the assigning Party shall provide to the non-assigning Party prompt written notice of such assignment and delegation, (ii) any such Affiliate to whom an assignment or delegation is made shall agree in a writing delivered to the non-assigning Party with the notice described in clause (i) of this Section 17.8(c) to assume all of the assigned and delegated obligations and Liabilities of the assigning Party hereunder, including, and subject to, all notices, Claims, and Proceedings brought or made by the non-assigning Party against the assigning Party, and (iii) the assigning Party and its Affiliate shall be jointly and severally liable for the performance of the duties, obligations, and Liabilities of such assigning Party hereunder (and shall affirm such continuing Liability in the assignment document described in clause (ii) above).
     17.9 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic image scan transmission in .pdf shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
     17.10 Governing Law. This Agreement and all claims of causes of action (whether in contract, tort or based on any other legal theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to any choice-of-law or conflicts-of-law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
     17.11 Third-Party Beneficiaries. This Agreement confers rights and remedies upon the Indemnified Seller Parties and the Indemnified Purchaser Parties, as applicable, as set forth in Section 4.3(b) and Article 16, each of which is an express and intended third-party beneficiary of such Sections and Article, and no employee, creditor, claimant, or other Person (other than the Parties and their respective permitted successors and permitted assigns) has any rights or remedies under this Agreement or is an intended beneficiary of any provision of this Agreement. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of the Indemnified Seller Parties or the Indemnified Purchaser Parties and (b) only a Party can enforce any of its rights hereunder for a related third-party beneficiary’s benefit, which a Party shall have no obligation to do.
     17.12 Limitation on Damages. CONSISTENT WITH SECTION 16.5(e), THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, OR LOST BUSINESS OPPORTUNITIES (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT ANY OF THE FOREGOING RELATE TO CLAIMS BY UNAFFILIATED THIRD PARTIES.
     17.13 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the validity, legality, or enforceability of the offending provision as to any other Person or circumstance or in any other jurisdiction. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction or with respect to any event or circumstance shall not affect the validity or enforceability of such provision in any other jurisdiction or with respect to any other event or circumstance, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.
     17.14 Disclaimers.
     (a) DISCLAIMERS CONSPICUOUS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS CONTAINED IN THIS SECTION 17.14 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.
     (b) NO OTHER REPRESENTATIONS AND WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, TOGETHER WITH THE TITLE WARRANTIES IN THE ASSIGNMENT TO BE DELIVERED AT THE CLOSING BY SELLER (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. WITHOUT LIMITATION OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO: (i) TITLE TO THE ACQUIRED ASSETS; (ii) THE CONDITION, QUANTITY, QUALITY, CONFORMITY TO MODELS OR SAMPLES, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT OF ANY ACQUIRED ASSETS; (iii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS WHETHER BEFORE, ON, OR AFTER THE EXECUTION DATE; (iv) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), ATTRIBUTABLE TO THE ACQUIRED ASSETS OR THE ABILITY OR POTENTIAL OF THE ACQUIRED ASSETS TO PRODUCE HYDROCARBONS; (v) THE ENVIRONMENTAL CONDITION OF THE ACQUIRED ASSETS, BOTH SURFACE AND SUBSURFACE; OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS ENTITY REPRESENTATIVES BY SELLER OR ANY OF ITS RESPECTIVE ENTITY REPRESENTATIVES.
     (c) INSPECTION. UPON CLOSING, PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ACQUIRED ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NATURALLY OCCURRING RADIOACTIVE MATERIALS, BUT WITHOUT PREJUDICE TO ITS RIGHTS UNDER THIS AGREEMENT. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THE TRANSACTION DOCUMENTS AND ITS OWN INSPECTION OF THE ACQUIRED ASSETS.
     (d) “AS IS, WHERE IS” PURCHASE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS IN AN

“AS IS, WHERE IS” CONDITION, AND SHALL ASSUME ALL RISKS AND LIABILITIES THAT THE ACQUIRED ASSETS MAY CONTAIN HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES, OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS, PITS, PIPELINES, OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATION. EXCEPT AS OTHERWISE PROVIDED IN THE TRANSACTION DOCUMENTS, FROM AND AFTER THE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.
     (e) CHANGES IN PRICES; WELL EVENTS. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE (EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 10.10 AND 6.7 WITH RESPECT TO AN ADVERSE CHANGE IN THE NATURE OF A CASUALTY LOSS) IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF AN ACQUIRED WELL, INCLUDING ANY ACQUIRED WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION FROM AND AFTER THE EFFECTIVE TIME; AND (iii) DEPRECIATION OF ANY ACQUIRED ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
[Signature Page Follows]

     The Parties have executed this Agreement as of the Execution Date.

PURCHASER: NEWFIELD PRODUCTION COMPANY
By:	/s/ W. Mark Blumenshine
W. Mark Blumenshine
Vice President — Land

SELLER: HARVEST (US) HOLDINGS, INC.
By:	/s/ Keith L. Head
Keith L. Head
Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Appendix A
Defined Terms
     1. Certain Defined Terms. As used in the Agreement, the following terms have the meanings indicated:
     “Affiliate” means, with respect to an Entity, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract, or otherwise.
     “Assets and Properties” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated), including the goodwill related thereto, operated, owned, leased, or licensed by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real property, equipment, inventory, goods, and Intellectual Property.
     “Assumed Environmental Liabilities” means any and all Claims, Losses, and Liabilities of Seller (including any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the Leased Lands), arising out of or relating to the Acquired Assets, the condition, ownership, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on, or after the Effective Time, to the extent: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law, including any violation, breach, or noncompliance with any such Environmental Law or any such Permit; (ii) arising out of or relating to the assessment, clean-up, removal, or other Remediation of any Hazardous Material or other waste or materials of any kind that are subject to regulation under any Environmental Law; or (iii) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment, but in each case excluding any fines or penalties assessed against Seller in writing as of the Effective Time.
     “Assumed Liabilities” means all Claims, Losses, and Liabilities of Seller (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to the Acquired Assets, including those relating to the condition, ownership, operation, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on or after the Effective Time, but excluding (in all cases) the Retained Liabilities. Without limiting the generality of the foregoing but excluding the Retained Liabilities in all cases, the Assumed Liabilities include the following, to the extent (and only to the extent) relating to the Acquired Assets: (i) all Liabilities for Property and Production Taxes (but only to the extent provided in Section 15.1(b)); (ii) all Liabilities of Seller for transfer, sales, use, and other Taxes arising in connection with the consummation of the Contemplated Transactions; (iii) the Assumed Environmental Liabilities and the Plugging and Abandonment Obligations; (iv) all Liabilities and obligations of Seller under Permits and the Acquired Contracts; (v) all rental, Royalty, net profits, and similar payment Liabilities and obligations; (vi) all Claims, Proceedings, or disputes, including those relating to Royalties, production payments, net profits, other costs and expenses, purchasers of production of Hydrocarbons, death or bodily injury, contractual rights or obligations, and the ownership, Operations on, or use of the Acquired Assets, and all Liabilities

Appendix A — 1

and obligations with respect to the foregoing; (vii) all Liabilities for the payment of Property Expenses; and (viii) all Liabilities with respect to gas production, sales, or processing imbalances and make-up obligations arising out of or relating to the Acquired Assets.
     “BLM” means the United States Bureau of Land Management.
     “Business Day” means any day other than a Saturday, Sunday, or a day on which banks in the State of Texas are authorized or obligated to close.
     “Casualty Loss” means any Loss or reduction of value with respect to the Acquired Assets that occur as a result of (i) acts of God, fire, explosion, terrorist attack, earthquake, windstorm, flood, drought, or similar occurrence, or (ii) a taking in condemnation or under right of eminent domain without regard to any related insurance proceeds, and specifically excluding, for the avoidance of doubt, changes in market conditions, including product and commodities prices, the availability of supply and distribution channels, production declines, changes in production characteristics or downhole conditions of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration, and depreciation through ordinary wear and tear.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Cash” means cash and cash equivalents (including marketable securities and short-term investments).
     “Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to cause the result to be achieved in an expeditious manner; provided, however, that a Person required to use its Commercially Reasonable Efforts shall not be required to (a) take actions that would result in a material adverse change in the benefits to such Person under this Agreement and in connection with the Contemplated Transactions, (b) commence any Proceeding or (c) grant any material accommodation (financial or otherwise) to any Person.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 11, 2011, by and between Purchaser and Harvest Natural Resources, Inc.
     “Contemplated Transactions” means the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions provided by this Agreement or any of the other Transaction Documents.
     “COPAS” means the Council of Petroleum Accountant Societies of North America.
     “Disclosure Schedule” means: (i) with respect to Seller, the Schedule attached to this Agreement titled “Seller’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Seller in this Agreement); and (ii) with respect to Purchaser, the Schedule attached to this

Appendix A — 2

Agreement titled “Purchaser’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Purchaser in this Agreement).
     “Easement” means any easement, right-of-way, license, servitude, surface lease, surface use agreement, water rights, or other similar asset, right, or interest in real property.
     “Effective Time” means March 1, 2011, at 12:01 a.m., Houston, Texas, time.
     “Employee Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), determined without regard to whether such plan is subject to ERISA) and (ii) each other employee benefit plan, fund, program, agreement or arrangement.
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society, or other incorporated or unincorporated enterprise, association, organization, or entity.
     “Entity Representative” means, with respect to any Entity, such Entity’s directors, managers, members, officers, employees, agents, representatives and attorneys.
     “Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.
     “Environmental Defect Deductible” means 1.5% of the Base Purchase Price.
     “Environmental Defect Threshold” means $50,000.
     “Environmental Expert” means The Kleinfelder Group or if it declines or is unable to act in such capacity, by an environmental consultant with at least 10 years of experience in oil and gas related environmental matters that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser.
     “Environmental Law” means any present or future Law relating to: (i) protection of human health or the Environment or workplace safety or occupational health; (ii) Liability for or costs of Remediation or prevention of Releases of Hazardous Materials; (iii) Liability for or costs of any other actual or future threat to human health or the Environment; or (iv) any wrongful death, personal injury, or property damage that is caused by or related to the generation, handling, treatment, storage, disposal, transportation, exposure to, or the presence of a Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, and any analogous state or local Laws.
     “Equipment” means tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, pipelines, Christmas trees, derricks,

Appendix A — 3

platforms, separators, compressors, gun barrels, and other equipment, fixtures, physical facilities, and surface and subsurface machinery, but excluding Operating Inventory.
     “GAAP” means United States generally accepted accounting principles in effect as of the Execution Date, applied consistently with Seller’s application in prior periods.
     “Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.
     “Hazardous Material” means any: (i) petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (ii) waste, gas, or other substance or material that is explosive or radioactive; (iii) “hazardous substance,” “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including CERCLA and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (iv) other substance or material (regardless of physical form) that is subject to regulation under any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (v) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii), (iii), or (iv) above.
     “Hedging Instrument” means: (i) any futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) any swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO2.
     “Income Tax” means any United States federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.
     “Indebtedness” of any Person means, without duplication: (i) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (ii) all obligations of such Person evidenced by a note, bond, debenture, or similar instrument.
     “Indemnification Threshold” means two percent (2%) of the Base Purchase Price.
     “Indemnified Purchaser Parties” means Purchaser and its Affiliates, and the respective Entity Representatives of the foregoing.

Appendix A — 4

     “Indemnified Seller Parties” means Seller and its respective Affiliates, and the respective Entity Representatives of the foregoing.
     “Intellectual Property” means, with respect to any Person, any intellectual property, industrial property, and other proprietary rights (or portion thereof) owned, licensed, or developed by such Person or any of its Affiliates, or in which such Person or any of its Affiliates has any rights or interests, including any trademark, service mark, trade name, fictitious business name, or other similar intangible asset, registered or unregistered copyrights, patents, inventions, software or systems, and all versions, forms and embodiments thereof, including source code and object code, information that derives economic value from not being generally known to other Persons, including trade secrets and customer lists, and applications for registration and registrations of any of the foregoing (whether pending, existing, abandoned, or expired).
     “Knowledge” means, (a) with respect to Seller, the actual knowledge, after reasonable inquiry of (i) the employee(s) or officer(s) of Seller or Harvest Natural Resources, Inc. having primary responsibility over the relevant subject matter and (ii) the relevant records or files in the possession or control of Seller, of the following Entity Representatives of Seller: Stephen C. Haynes, Karl L. Nesselrode, Patrick R. Oenbring and Gil S. Porter and (b) with respect to Purchaser, the actual knowledge, after reasonable inquiry of (i) the employee(s) or officer(s) of Purchaser or its Affiliates having primary responsibility over the relevant subject matter and (ii) the relevant records or files in the possession or control of Purchaser, of the following Entity Representatives of Purchaser: Kelly Donohoue, Mike Pontiff, Jon Wright, W. Mark Blumenshine and Jim Addison. In the case of Seller and Purchaser, no investigation shall be required or implied except as described above.
     “Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.
     “Liability” means, with respect to any Person, any indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.
     “Leasing Costs” means all costs of acquiring, maintaining in effect and exercising options in respect of any oil, gas and mineral leases, extensions and renewals of any oil and gas leases and farmins of oil and gas interests described on Schedule 2.2(a) and incurred in accordance with the Leasing Program, including but not limited to costs of any bonus payments, delay rentals, option payments, lease brokerage fees and expense reimbursements and filing and recording expenses incurred in connection with the foregoing.
     “Leasing Program” means the program of acquiring, prior to the Closing Date, extensions and renewals of certain Acquired Leases, and where authorized, new oil and gas leases as described on Schedule 2.2(a).
     “Lien” means any mortgage, deed of trust, pledge, assessment, security interest, lien, adverse claim, levy, charge, encumbrance or other title defect of any kind.
     “Loss” means, subject to Section 16.5(e) and Section 17.12, any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any

Appendix A — 5

Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.
     “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect or change, as applicable which would result in a Loss to Purchaser in excess of $21,500,000.00; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions, including such conditions related to the business or Operations of Seller or Purchaser; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States; (iii) financial, banking, commodities, products, or securities markets (including any disruption thereof and any decline in the price of any commodity, product, security or any market index); (iv) disruptions in transportation and distribution channels, including channels into which Purchaser sells any commodities or products; (v) production declines or any adverse change in the production characteristics or downhole condition of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration; (vi) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear; (vii) changes in GAAP; (viii) changes in Laws, Orders, or other binding directives issued by any Governmental Authority; or (ix) the taking of any action permitted pursuant to this Agreement or the other Transaction Documents; and (b) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the Execution Date; and (c) any adverse change in or effect on the Acquired Assets or Operations of Seller that is cured before the earlier of the Closing Date and the termination of this Agreement.
     “Material Required Consent” means any consent, approval, and authorization of Governmental Authorities and third parties required to be obtained by Seller before the Closing to permit the transfer of the Acquired Assets to Purchaser, excluding: (i) any filing and notice to, and waiver, consent, authorization, and approval from the BLM and any state; (ii) any transfer order and other filing or notice that is routine and customary in connection with the transfer of oil and gas assets where the Acquired Assets are located; and (iii) any filing and or notice under the HSR Act or similar Laws of any Governmental Authority
     “Net Revenue Interest” or “NRI” means, with respect to any Acquired Lease, Acquired Interest, Acquired Well, that interest of Seller in Hydrocarbons produced and marketed from or attributable to such Acquired Lease, Acquired Interest or Acquired Well.
     “Operations” means oil and gas exploration, development, and production, and all operations relating thereto, including: (i) the acquisition, purchase, sale, development, operation, maintenance, and abandonment of oil, gas, and mineral leases and related interests; (ii) the drilling, reworking, production, purchase, sale, transportation, storage, processing, treating, manufacture, and disposal of, or for, Hydrocarbons and associated by-products and wastes; and (iii) the acquisition, construction, installation, maintenance, use, and operation of related Equipment and Operating Inventory.
     “Operating Inventory” means rolling stock, pipes, casing, tubing, tubulars, fittings and other spare parts, supplies, tools, and materials (in each case) held as operating inventory.
     “Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued,

Appendix A — 6

made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.
     “Ordinary Course of Business” means any action taken by Seller in the ordinary course of the normal, day-to-day Operations of Seller.
     “Organizational Documents” means, with respect to any Entity, the articles or certificate of incorporation, formation, organization, or association; general or limited partnership agreement; limited liability company or operating agreement; bylaws; and other agreements, documents, or instruments relating to the organization, management, or operation of such Entity or relating to the rights, duties, and obligations of the equityholders of such Entity, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, and similar agreements.
     “Per MMBtu Imbalance Amount” means an amount equal to the Inside FERC Rockies spot gas price index as reported in the table titled “Prices of Spot Gas Delivered to Pipelines,” in the first monthly issue of Inside F.E.R.C.’s Gas Market Report for the month in which the Effective Time occurs; provided, however, that if such publication ceases to be published, the term “Per MMBtu Imbalance Amount” shall mean the first-of-the-month spot gas price for Rockies gas as published in a comparable publication, or, if the price index for Rockies gas ceases to be published, a comparable spot gas price index for natural gas delivered in the vicinity of the Acquired Assets shall be selected by the agreement of the Parties.
     “Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.
     “Person” means any natural person, Entity, or Governmental Authority.
     “Plugging and Abandonment Obligations” means any and all responsibility and Liability for the following, arising out of or relating to the Acquired Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, replugging, and abandonment of all Acquired Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, Equipment, Operating Inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Acquired Assets; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Acquired Assets; (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws, Permits, Orders, and contracts and agreements; (v) the necessary and proper dismantling, salvaging, removal and abandonment of any and all Equipment and Operating Inventory; (vi) all Liabilities and obligations relating to the items described in clauses (i) through (v) above arising from requirements under contracts and agreements and Claims made by Governmental Authorities or third parties claiming any vested interest in the Acquired Assets; and (vii) obtaining and maintaining all bonds, surety arrangements, and supplemental or additional bonds and surety arrangements, that may be required by Laws, Permits, Orders, or contracts, or may otherwise be required by any Governmental Authorities with respect to the foregoing obligations.
     “Post-Closing Cure Period” means the period of time commencing on the Closing Date and expiring 45 days after the Closing Date.
     “Preferential Right” means a right of first refusal or other preferential purchase right provision applicable to any Acquired Assets.

Appendix A — 7

     “Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.
     “Property Expenses” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, shut-in payments, drilling expenses, workover expenses, geological costs, geophysical costs, and other exploration or development expenditures and costs, in each case that are chargeable under applicable operating agreements or other agreements consistent with the standards established by COPAS that are attributable to Operations of the Acquired Assets conducted during the period in question; and shall include overhead for the period between the Effective Time and the Closing Date based upon COPAS and the applicable joint operating agreement, and where no joint operating agreement is applicable, the overhead shall be the current COPAS rate of $630 per month for each Acquired Well that produces for any portion of such month; provided, however, that the term “Property Expenses” shall not include any costs or expenses incurred in connection with acquiring or renewing any Lease, including any lease bonus, renewal fee or similar amounts.
     “Property and Production Tax” (with correlative meanings) means: (i) any state or local personal or real property Tax; and (ii) any state or local Tax that is based on or measured by the production of Hydrocarbons from the Acquired Assets or the receipt of proceeds therefrom, including any sales, use, value added, excise, severance, and ad valorem Taxes (but excluding any Income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).
     “Purchaser Confidential Information” means any information or data, whether or not in writing, pertaining to the business, financial condition, products, services, business plans, business methodologies, business strategies, technologies, processes, trade secrets, know-how, software and documentation, and customary lists Purchaser, including, without limitation, geological, geophysical and engineering data concerning or constituting part of the Acquired Assets, but shall not include: (a) information which, as of the date hereof, is generally available to the public, (b) information which after the date hereof becomes available to the public other than through an act or omission of a party which is in violation of the provisions hereof, or (c) information rightfully acquired from a third party that did not obtain such information pursuant to an obligation of confidentiality.
     “Records” means all lease files, land files, well files, Hydrocarbon sales contract files, gas gathering and processing files, division order files, abstracts, and title opinions of Seller to the extent relating directly to the Acquired Assets excluding information (other than title opinions) for which Seller has a attorney client privilege and for which Purchaser is not liable or responsible for hereunder.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment.
     “Remediate” or “Remediation” means (with correlative meanings) the containment, clean up, removal, mitigation, abatement, elimination, monitoring or control of any Hazardous Material, or any other action required under Environmental Laws, Permits, Orders, or otherwise by any Governmental Authority to remediate, prevent, monitor or investigate the Release of a Hazardous Material.
     “Rental Administration Period” means the period from the execution of this Agreement through and including the end of the month immediately following the month in which the Closing occurs.
     “Resolved Amount” means the sum of the Title Resolved Amount and the Environmental Resolved Amount.

Appendix A — 8

     “Retained Liabilities” means the following:
     (i) all Liabilities, Claims and Losses of Seller in respect of Taxes (other than Property and Production Taxes assumed by or allocated to Purchaser under Section 15.1(b) and Taxes which are Assumed Liabilities assumed by Purchaser under Section 2.4);
     (ii) all Liabilities, Claims and Losses of Seller with respect to Indebtedness of Seller or any of its Affiliates or security in respect thereof;
     (iii) all Liabilities, Claims and Losses of Seller under Hedging Instruments or security in respect thereof;
     (iv) all Liabilities, Claims and Losses to the extent arising out of or attributable to the Excluded Assets;
     (v) all Liabilities, Claims and Losses of Seller for personal injury or death or property damage relating to the Acquired Assets to the extent such injury, death or property damage occurs prior to the Effective Time (other than those constituting Assumed Environmental Liabilities);
     (vi) all Liabilities, Claims and Losses arising out of or relating to the gross negligence or willful misconduct of Seller in connection with its operation, prior to the Closing, of any of the Acquired Assets in its capacity as operator thereof;
     (vii) all Liabilities, Claims and Losses of Seller associated with, related to, or arising from any Seller Benefit Plan;
     (viii) all Liabilities, Claims and Losses of Seller relating to any Claims or Proceedings described in Sections 8.5 of the Disclosure Schedule or item (1) described in Section 8.8 of the Disclosure Schedule;
     (ix) all Liabilities, Claims and Losses of Seller for the payment or improper payment of royalties required to be paid by Seller under the Acquired Leases to the extent relating to any period of time prior to the Effective Time; and
     (x) all Liabilities, Claims and Losses arising out of or relating to: (a) any governmental fines or penalties resulting from the violation of any Environmental Law by Seller or its Affiliates or their respective employees, agents or contractors (including any contractor or subcontractors of any of the foregoing) at any time prior to the Effective Time; or (b) liability for any contamination or condition that is the result of any off site disposal by Seller or its Affiliates or their respective employees, agents or contractors (including any contractor or subcontractors of any of the foregoing) of any waste, pollutants, contaminates, hazardous material or other material or substances in, on or below any properties not included in the Acquired Properties, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law.
     “Royalties” means royalties, overriding royalties, production payments, net profits interests and similar burdens on production.
     “Seller Benefit Plan” means each Employee Benefit Plan that is sponsored or maintained or required to be sponsored or maintained at any time by Seller or any of its Affiliates or to which Seller or

Appendix A — 9

its Affiliate(s) makes or has made, or has or has had an obligation to make, contributions at any time and which is provided to, for the benefit of or relates to any employee or independent contractor.
     “Spacing Unit” means each spacing unit described and listed in Part II of Exhibit C.
     “Subsidiary” means, with respect to any Person, any Entity that (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such an Entity (other than a corporation) if such Person or Persons shall be allocated a majority of such Entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); provided, however, that a Subsidiary does not include rights and interests under a joint operating agreement, regardless whether such rights and interests constitute a partnership or joint venture for state Law or for federal or state Income Tax purposes.
     “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.
     “Technical Data” means geologic, geophysical, and interpretative data and analyses, including seismic data and seismic licenses.
     “Title and Environmental Defect Escrow Amounts” means the sum of the Title Defect Escrow Amount and the Environmental Defect Escrow Amount.
     “Title Defect Deductible” means 1% of the Base Purchase Price.
     “Title Defect Threshold” means $25,000.
     “Title Expert” means an attorney licensed to practice law in the State in which the relevant Assets are located with at least 10 years of experience in oil and gas title and related matters and that does not have a material relationship with any Party.
     “Transaction Documents” means this Agreement, the Assignments, the Defects Escrow Agreement, the Transition Services Agreement, and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties at the Closing pursuant to the terms of this Agreement.

Appendix A — 10

     “Treasury Regulations” means the regulations issued by the United States Department of Treasury under the Code.
     “U.S. Dollars” means the lawful currency of the United States.
     “United States” and “U.S.” means the United States of America.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act.
     “Working Interest” or “WI” means, with respect to any Acquired Lease, Acquired Interest, or Acquired Well, that share of the costs, expenses, burdens, and obligations attributable to the interest of Seller before the Closing in such Acquired Lease, Acquired Interest or Acquired Well.
     2. Additional Defined Terms. In addition to the terms defined in Section 1 of this Appendix A, the following capitalized terms are defined in the body of the Agreement where indicated below:

Defined Term	Agreement Section

Accounting Referee	14.1(d)
Acquired Assets	2.2
Acquired Contracts	2.2(h)
Acquired Data	2.2(j)
Acquired Interests	2.2(a)
Acquired Leases	2.2(a)
Acquired Properties	2.2(c)
Acquired Real Estate	2.2(i)
Acquired Records	2.2(m)
Acquired Wells	2.2(c)
AFEs	8.14
Agreement	Preamble
Allocated Value	3.4
Asset	3.4
Assignment	13.2(a)
Background Materials	9.9(a)

Appendix A — 11

Defined Term	Agreement Section

Base Purchase Price	3.1
Branta	10.9(e)
Claim Notice	16.3(a)
Closing	13.1
Closing Amount	3.3(b)
Closing Date	13.1
Confidential Information	10.12(b)
Defect Notice Deadline	5.5(b)
Defects Escrow	5.6(d)
Defects Escrow Agreement	5.6(d)
Defensible Title	5.1
Disclosed Environmental Matters	8.5
Disputed Title Defect Escrow Amount	5.7(d)
Due Diligence Review	4.1(a)
Environmental Assessment	6.1(b)
Environmental Defect	6.2
Environmental Defect Adjustment	6.5(c)
Environmental Defect Escrow Amount	6.6(d)
Environmental Defect Value	6.3
Environmental Disputed Matters	6.8
Environmental Matters	6.9
Environmental Resolved Amount	6.6(d)
Escrow Agent	5.6(d)
Exchange Transaction	15.5(a)
Exchanging Party	15.5(a)

Appendix A — 12

Defined Term	Agreement Section

Excluded Assets	2.3
Execution Date	Preamble
Final Determination Date	14.1(h)
Final Purchase Price	14.1(a)
Final Settlement Date	14.1(a)
Final Settlement Disputes	14.1(d)
Final Settlement Statement	14.1(a)
Indemnified Party	16.3(a)
Indemnifying Party	16.3(a)
Information Request	10.12(c)
Interest Addition	5.8(a)
Interim Operation Approval Threshold	10.1(a)
Intermediary	15.5(c)
Lands	2.2(b)
Leased Lands	2.2(a)
Material Contracts	2.2(h)
Negotiation Period	14.1(c)
Net Aggregate Defect Value	5.6(c)
Non-Exchanging Party	15.5(a)
Notice of Environmental Defects	6.4(b)
Notice of Title Defects	5.5(b)
Objection	10.12(c)
Objection Date	14.1(b)
Objection Report	14.1(b)
Open Environmental Defect	6.6(a)

Appendix A — 13

Defined Term	Agreement Section

Open Title Defect	5.7(a)
Party	Preamble
Parties	Preamble
Permitted Lien	5.2
Post-Closing Curable Title Defect	5.6(b)
Preliminary Settlement Statement	3.3(a)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Defect Termination Notice	6.7(a)
Purchaser’s Title Defect Value	5.5(b)
Replacement Lease	5.6(f)
Seller	Preamble
Seller’s Warranties	17.14(b)
Termination Dispute Notice	6.7(b)
Termination Response Notice	6.7(b)
Third-Party Claim	16.3(b)
Title Defect	5.3
Title Defect Adjustment	5.6(c)
Title Defect Value	5.4
Title Disputed Matter	5.9
Title/Environmental Termination Threshold	6.7(a)
Transition Services Agreement	13.2(c)
ultimate parent entity	10.7(b)
Unagreed Termination Environmental Matters	6.7(b)
Unagreed Termination Title Matters	6.7(b)

Appendix A — 14

Defined Term	Agreement Section

Unwaived/Uncured Environmental Defect	6.5(b)
Unwaived/Uncured Title Defect	5.6(b)
[End of Appendix]

Appendix A — 15

Schedule 14.8
Non-Compete Area
(Map depicts certain areas of the Uintah Basin located in Duchesne and Uintah Counties, Utah.)

Contents of Omitted Schedules and Exhibits
Exhibits

Exhibit	Description

A-1	Acquired Leases
A-2	Wells
A-3	Material Contracts
A-4	Easements
A-5	Acquired Real Estate
B	Specific Excluded Assets
C	Allocated Values
D	Form of Assignment
F	Form of Transition Services Agreement
G	Form of Closing Certificate

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Schedules
Seller’s Disclosure Schedule

Section	Description

8.1	Material Required Consents
8.2	Preferential Rights
8.3	Conflicts
8.4(a)	Royalty Proceedings
8.4(b)	Royalty Settlement Agreement
8.5	Environmental Matters
8.6	Current Plugging Obligations
8.7(a)	Property and Production Taxes and Tax Returns
8.7(c)	Pending Tax Audits
8.8	Claims and Proceedings
8.9	Compliance with Laws
8.10(c)	Breaches of Material Contracts
8.11(a)	Production Sales Contracts
8.11(b)	Take or Pay Obligations
8.11(c)	Proceeds from the Sale of Hydrocarbons
8.12	Suspense Accounts
8.13	Payout Status
8.14	Current Commitments
8.15	Bonds and Credit Support
8.17	Imbalances
10.8(b)	Leases Held Back Pending Consent

2

Purchaser’s Disclosure Schedule

Section	Description

9.7	Conflicts
9.8	Claims and Proceedings
Other Schedules

Schedule	Description

2.2(a)	Certain Acquired Leases and Other Leases Included in the Leasing Program
5.1	Title Matters
Certain schedules and exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

3